Exhibit 10.3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

STOCK PURCHASE AGREEMENT

BY AND AMONG

ONCORE BIOPHARMA, INC.

AND

EACH OF THE STOCKHOLDERS OF
ENANTIGEN THERAPEUTICS, INC.

DATED AS OF OCTOBER 1, 2014

 Page

ARTICLE I	CERTAIN DEFINITIONS	1

ARTICLE II	THE TRANSACTION	10
2.1.	Purchase of Common Stock	10
2.2.	Purchase Price Payment	10
2.3.	Debt Estimate	10
2.4.	Closing Statement; Adjustment to Purchase Price	11
2.5.	Deferred Payment	13
2.6.	Earn-Out	14
2.7.	Stockholder Representative	14

ARTICLE III	CLOSING	15
3.1.	Closing Date	15
3.2.	Closing Deliveries	16

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS	17
4.1.	Authority	17
4.2.	No Conflict	17
4.3.	Ownership	17

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS REGARDING THE COMPANY	18
5.1.	Organization	18
5.2.	Authority	18
5.3.	No Conflict	18
5.4.	Capitalization; Ownership	19
5.5.	Subsidiaries	19
5.6.	Financial Statements; Undisclosed Liabilities	19
5.7.	Absence of Certain Changes or Events	20
5.8.	Condition of Assets	21
5.9.	Real Property	21
5.10.	Leases; Leased Real Property	22
5.11.	Receivables	23
5.12.	Intellectual Property	23
5.13.	Material Contracts	25
5.14.	Litigation	25
5.15.	Compliance; Permits	25
5.16.	Environmental Matters	30
5.17.	Employee Benefit Matters.	31
5.18.	Taxes	32
5.19.	Consents	33
5.20.	Employee Relations	33
5.21.	Transactions with Related Parties	34

(continued)
Page

5.22.	Insurance	35
5.23.	Brokers	35
5.24.	Compensation Arrangements; Officers and Directors	35
5.25.	Regulatory Disqualification	35
5.26.	HIPAA	36
5.27.	Bank Accounts	36
5.28.	Disclosure	36

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	36
6.1.	Organization	36
6.2.	Corporate Power and Authority	36
6.3.	No Conflict	36
6.4.	Consents	37
6.5.	Brokers	37
6.6.	Purchase for Investment	37
6.7.	Legal Proceedings	37
6.8.	Independent Investigation	37
6.9.	Sufficiency of Funds	37

ARTICLE VII	Post-Closing Covenants	38
7.1.	Conduct of Business by the Company	38
7.2.	Director and Officer Indemnification and Insurance	40
7.3.	Drexel/Blumberg Patent License Agreement	40

ARTICLE VIII	Additional Agreements	41
8.1.	Confidentiality	41
8.2.	Further Assurances	41
8.3.	Buyer Confidentiality	41
8.4	Assistance with Books and Records	41

ARTICLE IX	TAX MATTERS	42
9.1.	Tax Returns	42
9.2.	Tax Indemnification	42
9.3.	Income Tax Refunds	43
9.4.	Assistance and Records	43
9.5.	Transfer Taxes	43
9.6.	Survival of Obligations	43

- ii -

(continued)
Page

ARTICLE X	SURVIVAL AND INDEMNIFICATION	43
10.1.	Survival	43
10.2.	Several Indemnification	44
10.3.	Joint and Several Indemnification	44
10.4.	Claims and Process	46
10.5.	Materiality	48
10.6.	Right of Offset	48
10.7.	Sole Remedy	48
10.8.	No Circular Recovery	48
10.9.	Effect of Investigation	48
10.10.	Tax Treatment	48

ARTICLE XI	MISCELLANEOUS	49
11.1.	Interpretive Provisions	49
11.2.	Entire Agreement	49
11.3.	Successors and Assigns	49
11.4.	Headings	49
11.5.	Modification and Waiver	50
11.6.	Expenses	50
11.7.	Notices	50
11.8.	Governing Law; Consent to Jurisdiction	51
11.9.	Public Announcements	51
11.10.	No Third Party Beneficiaries	51
11.11.	Counterparts	51

- iii -

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of October 1, 2014, by and among OnCore Biopharma, Inc., a Delaware corporation (“Buyer”), and Pharmabridge, Inc., a Pennsylvania corporation, and Hepatitis B Foundation, a Pennsylvania non-profit foundation (each, a “Stockholder”  and together, the “Stockholders”).

RECITALS

A.           Enantigen Therapeutics, Inc., a Delaware corporation (the “Company”) has issued and outstanding 1,197 shares of common stock, $0.001 par value (the “Common Stock”), and no other equity securities.  All of the Common Stock is owned by the Stockholders in the amounts set forth opposite each Person’s name on Exhibit 2.1 attached hereto (the “Stockholder Percentages”).

B.           Buyer desires to purchase and the Stockholders desire to sell all of the Common Stock, which constitutes one hundred percent (100%) of the outstanding capital stock of the Company, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this ARTICLE I or throughout this Agreement:

1.1. “Action” means any litigation, suit, claim, charge, action, proceeding or investigation, whether in contract or tort or otherwise.

1.2. “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

1.3. “Ancillary Agreement” means any agreement, exhibit or certificate executed and delivered in accordance with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

1.4. “business day” means any day other than a day on which banks in the State of Delaware are required or authorized to be closed.

1.5. “Capsid Compound” means a compound that inhibits HBV capsid assembly.

1.6. “Capsid Product” means a pharmaceutical composition containing, consisting of or comprising a Capsid Compound as an active pharmaceutical ingredient, as monotherapy or in combination therapy, for which either (a) the manufacture, use or sale of which is covered by a Valid Claim of an Earn-Out Patent or (b) contains one or more of the Capsid Compounds set forth on Exhibit 1.6.

1.7. “cGLP” means the Good Laboratory Practice requirements under applicable Laws for nonclinical laboratory studies that support or are intended to support applications for research or marketing permits for products regulated by the U.S. Food and Drug Administration or comparable Governmental Authorities, including as set forth in 21 C.F.R.  Part 58, applicable FDA guidance and EC Directives 87/18/EEC, 88/320/EEC and 1999/11/EC, and as otherwise required for similar activities by the applicable Governmental Authority in any jurisdiction in the world.

1.8. “Code” means the Internal Revenue Code of 1986, as amended.

1.9. “Company Intellectual Property Rights” means all Intellectual Property Rights owned, in whole or part, by the Company.

1.10. “Company Products” means all “drugs” and “biologics” as those terms are defined in the Food Drug and Cosmetic Act and Public Health Services Act, including all biological, pharmaceutical and drug candidates, compounds, reagents, assays or products and any antibody or other prophylactic agent directed at a specific antigen or other target or in any disease indication area that is being researched, tested, manufactured, distributed or developed by the Company, including any HBsAg Product and/or Capsid Product.

1.11. “Contracts” means all written or oral agreements, contracts or commitments of the following types to which the Company is a party or by which the Company or any of its properties or assets is bound as of the date hereof and between the date hereof and the Closing Date: (a) real property leases; (b) labor or employment-related agreements; (c) joint venture and limited partnership agreements; (d) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit in excess of $[***]; (e) agreements for the sale of materials, goods or products or performance of services by or with any vendor (or any group of related vendors) that had annual aggregate payments exceeding $[***] in any of the last [***] calendar years; (f) lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property by or with any vendor (or any group of related vendors) that had annual aggregate payments exceeding $[***] in any of the last [***] calendar years; (g) agreements or other instruments (excluding purchase orders entered into in the ordinary course of business consistent with past practice) providing for, or reasonably likely to lead to, payments (whether fixed, contingent or otherwise) by or to the Company in an aggregate amount of $[***] or more during the [***] month period after the date hereof; (h) agreements restricting in any manner the right of the Company to compete with any other person, restricting the right of the Company to sell to or purchase from any other person, restricting in any manner the right of any other person to Compete with the Company, or restricting the right of any other person to sell or purchase from the Company; (i) agreements with any Affiliate of the Company; (j) agreements with any governmental entity or authority; (k) guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements; (l) custom bonds and standby letters of credit; (m) license agreements or other agreements regarding any Intellectual Property Rights (including agreements pursuant to which the Company is granted licenses Intellectual Property Rights from any third party (other than off-the shelf software licensed under shrink wrap agreements) and agreements pursuant to which the Company grants licenses of Intellectual Property Rights to any third party); (n) agreements, contracts or commitments which cannot be terminated by the Company on notice of [***] calendar days or less and without payment by the Company of less than $[***] upon such termination; (o) sales agent agreements; (p) distribution agreements; (q) powers of attorney; and (r) agreements relating to the acquisition or disposition of any business or division of a business or its assets outside the ordinary course of business, including any securities purchase agreements, asset purchase agreements, merger agreements, business combination agreements and any earn-out or agreement for the deferred payment of purchase price entered into in connection therewith.

1.12. “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through equity ownership, as trustee or executor, by contract or credit arrangement or otherwise.

1.13. “Debt” means all principal, interest, premiums or other obligations of the Company related to: (a) all outstanding liabilities, including, but not limited to, the Unpaid Transaction Fees and Expenses, and any indebtedness for borrowed money; (b) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, and the amount of all checks drawn in excess of balances; (d) all indebtedness created or arising under the conditional sale or other title retention agreement with respect to acquired property; (e) all obligations as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities; (g) all obligations pursuant to factoring agreements for accounts receivable; (h) all Debt of Persons other than the Company of the type referred to in clauses (a) through (g) above that is guaranteed directly or indirectly in any manner, or in effect guaranteed directly or indirectly through an agreement with the Company; (w) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (x) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (y) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (z) otherwise to assure a creditor against loss; (i) all Debt of the type referred to in clauses (a) through (g) above that is secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by the Company, even though such person has not assumed, become liable for or guaranteed the payment of such Debt, provided, that such Debt referred to in this clause (i) is of the type that would be reflected as debt on a balance sheet prepared in accordance with GAAP; and (j) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums, penalties, costs and expenses related to any items of Debt of the type referred to in clauses (a) through (i) above that would be required to be paid to extinguish the Debt at the Closing.

1.14.  “Earn-Out Patent” means any Patent that is either (i) owned in whole or in part by Company at the Closing Date; or (ii) licensed to Company at the Closing Date under the Blumberg Institute and Drexel University Patent License Agreement, dated October 8, 2013,  the Blumberg Institute and Drexel University Patent License Agreement, dated October 18, 2013 or the Blumberg Institute and Drexel University Patent License Agreement, dated September 24, 2014.

1.15. “Earn-Out Product” means a Capsid Product and/or a HBsAg Product.

1.16. “EMA” means the European Medicines Agency and any successor agency thereto.

1.17. “Environmental Laws” means all applicable foreign, federal, state, and local laws, rules, regulations, ordinances, the common law, judgments, orders, consent agreements, work practices, standards, and norms relating to: (i) the protection of the environment (including air, surface, and subsurface water, drinking water supplies, surface, and subsurface land, the interior of any building or building component, soil and natural resources) or human health; or (ii) the presence, Management, labeling, packaging, distribution, marketing, Release or threat of Release of or exposure to Hazardous Substances.

1.18. “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.19. “Final Closing Statement” means: (i) the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 2.4(a); or (ii) if such a Notice of Disagreement is so delivered, the Closing Statement as agreed to by the Stockholder Representative and Buyer pursuant to Section 2.4 or, in the absence of such agreement, the Final Closing Statement as prepared by the Arbiter pursuant to Section 2.4.

1.20. “Final Debt” means the Closing Date Debt: (i) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 2.4(b) or (y) if such a Notice of Disagreement is so delivered, as agreed to by the Stockholders and Buyer pursuant to Section 2.4; or (ii) if such Notice of Disagreement is so delivered and in the absence of such an agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 2.4.

1.21.  “First HBV Product” means Buyer’s or its Affiliates’ first product indicated for the treatment of HBV which is the subject of a First Commercial Sale.

1.22. “First Commercial Sale” means the first sale to a third party of the First HBV Product in any regulatory jurisdiction after the Regulatory Approval has been obtained in such jurisdiction.  For clarity, sales for clinical studies, compassionate use, named patient programs, sales under a treatment IND, test marketing, and any nonregistrational studies where such First HBV Product is supplied with or without charge shall not be a First Commercial Sale; provided, however, that if such First HBV Product which is the subject of such sale is later commercialized by the third party so as to constitute the “First Commercial Sale,” then all amounts received by the Company, Buyer or their respective Affiliates or any licensees or sublicensees from such sale shall be included in “Net Sales.”

1.23. “GAAP” means United States generally accepted accounting principles.

1.24. “GAAP Consistently Applied” means GAAP: (A) using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company in preparing the Balance Sheet to the extent consistent with GAAP; (B) not taking into account any changes in circumstances or events occurring after the opening of business on the Closing Date, except to the extent such changes provide indications of conditions on the Closing Date; and (C) in no event reducing the respective amounts or reserves and accruals for the Company from the amounts included in the Balance Sheet except to reflect (i) cash payments made by the Company subsequent to the date of the Balance Sheet, and (ii) changes in circumstances or events occurring between the date of the Balance Sheet and the Closing Date, but only if such changes either definitively resolve or otherwise conclusively establish the amount of the liability exposure with respect to which the reserve in question has been established.

1.25. “Governmental Authority” means any international, multi-national, United States or non-United States national, state, regional, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (or any department, bureau or division thereof).

1.26. “Hazardous Substances” means any and all hazardous or toxic substances, wastes or materials, pollutants or contaminants (including polychlorinated biphenyls, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, medical waste, and radioactive materials), or any other similar substances, wastes or materials regulated under Environmental Laws.

1.27. “HBsAg Compound” means a compound that inhibits hepatitis B virus surface antigen (HBsAg) secretion.

1.28. “HBsAg Product” means a pharmaceutical composition containing, consisting of or comprising a HBsAg Compound as an active pharmaceutical ingredient, as monotherapy or in combination therapy, for which either (a) the manufacture, use or sale of which is covered by a Valid Claim of an Earn-Out Patent or (b) contains one or more of the HBsAg Compounds set forth on Exhibit 1.28.

1.29. “HBV” means Hepatitis B virus.

1.30. “Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including all rights pertaining to or deriving from: (a) Patents; (b) Know-How; (c) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (d) works of authorship (“Copyrights”); (e) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”); (f) trademarks, trade names, service marks, certification marks, service names, brands, trade dress, and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”); (g) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, business, technical, and know-how information, and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (h) domain names; and (h) proprietary databases and data compilations and all documentation relating to the foregoing; and including in each case any and all (x) registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction, and (y) past, present, and future claims, defenses, and causes of action arising under any of the foregoing.

1.31. “Interim Period” means the portion of any Straddle Period that ends on the Closing Date.

1.32. “Know-How” means all technical and scientific information, knowledge, technology, means, methods, processes, practices, formulae, sequences, structures, models, instructions, skills, techniques, procedures, compilations, experiences, ideas, technical assistance, designs, drawings, assembly procedures, protocols, computer programs, apparatuses, specifications, data and results, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays; and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.33. “knowledge,” “to the knowledge” or “known” and words of similar import mean, with respect to Pharmabridge, Inc., the actual knowledge of Xiaodong Xu and Tong Xiao or the knowledge Xiaodong Xu and Tong Xiao would have had after due inquiry, and with respect to Hepatitis B Foundation, the actual knowledge of Joel Rosen and Timothy Block or the knowledge Joel Rosen and Timothy Block would have had after due inquiry, and with respect to Buyer, the actual knowledge of Patrick Higgins or the knowledge Patrick Higgins would have had after due inquiry.

1.34. “Laws” means any statute, law, constitution, executive order, ordinance, regulation, rule, notice, court decision, order, writ, injunction, judgment, decree, resolution, corporate integrity agreement, stipulation, determination, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

1.35. “Losses” means any and all losses, liabilities, damages (including punitive damages), penalties, obligations, loss of profits, awards, fines, deficiencies, diminution in value, demands, interest, claims (including third party claims whether or not meritorious), costs, and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement; provided, that Losses shall not include lost profits, punitive or consequential damages unless paid to third parties.

1.36. “Major EU Country” means any of the United Kingdom, France, Germany, Italy, or Spain.

1.37. “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to sell Earn-Out Products (but excluding Pricing Approval) in any particular jurisdiction

1.38. “Material Adverse Effect” means any circumstance or event which, individually or in the aggregate with any other circumstance or event, is or could be reasonably expected to be material and adverse to the business, properties, operations, earnings, prospects, condition (financial or otherwise), products, assets, results of operations or liabilities of the Company.  For the purposes of this Agreement, the determination of whether a breach of a representation and warranty or covenant of this Agreement shall be deemed to give rise to a Material Adverse Effect shall be determined on a cumulative basis by adding the effect of the breach of any such representation and warranty or covenant (determined without regard to any materiality or Material Adverse Effect qualifiers) to the effect of all other breaches of representations, warranties and covenants of this Agreement (determined without regard to any materiality or Material Adverse Effect qualifiers) for each of the applicable period or periods to which such representations, warranties or covenants relate, in all cases before applying the materiality standard set forth in the preceding sentence, and then determining whether, for any of the applicable periods, such aggregate sum exceeds the materiality standard set forth in the preceding sentence.  For purposes of this definition of Material Adverse Effect, the effect of any matter as to any past period shall be determined based on its actual effect, and its effect as to any future period shall be determined based on the effect that such matter is reasonably likely to have.

1.39. “NDA” means a new drug application or supplemental new drug application or any amendments thereto submitted to the FDA in the United States.

1.40. “Net Sales” means the total amount billed or invoiced on sales of the First HBV Product by the Company, Buyer or its Affiliates or their respective licensees or sublicensees to third parties (including wholesalers and distributors) in bona fide arm’s length transactions, less the following deductions that are not otherwise recoverable by or reimbursable to such selling party:

(a) customary trade, cash, and quantity discounts in the industry that are actually given;

(b) price reductions or rebates, retroactive or otherwise, imposed by, negotiated with and otherwise paid to Governmental Authorities or other payees;

(c) taxes on sales (such as sales, value added or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(d) amounts that do not exceed the original invoice amount that are repaid or credited by reason of rejections, defects, [***] of gross sales associated with return goods allowance during such period or recalls, or because of retroactive price reductions, including rebates or wholesaler charge backs;

(e) the portion of administrative fees recorded by the Company, Buyer or its Affiliates or their respective licensees or sublicensees (in accordance with its standard practices) as being paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare prescription drug plans relating to such First HBV Product;

(f) any invoiced amounts from a prior period which are not collected and are written off by the Company, Buyer or its Affiliates or their respective licensees or sublicensees, including bad debts, but not to exceed [***] of the gross sales during such prior period;

(g) that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended, and reasonably allocable to sales of the First HBV Products;

(h) pre-paid freight, insurance, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of such First HBV Product; and

(i) any other similar and customary deductions that are required by GAAP.

Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.  Net Sales shall include the amount or fair market value of all other consideration received by Company, Buyer or its Affiliates or their respective licensees or sublicensees in respect of the sale of a First HBV Product, whether such consideration is in cash, payment in kind, exchange or other form.  Net Sales shall not include sales between or among Company, Buyer and its Affiliates and their respective licensees and sublicensees.

1.41. “Patents” means (i) pending patent applications, issued patents, utility models and designs and (ii) reissues, substitutions, confirmations, registrations, validations, reexaminations, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any patents, patent applications, utility models or designs.

1.42. “Permit” means all permits, registrations, franchises, grants, authorizations (including marketing and investigational authorizations), licenses, concessions, easements, variances, exceptions, consents, certificates, approvals, and orders of any Governmental Authority.

1.43. “Person” or “person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as group is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

1.44. “Phase 1b Clinical Trial” means a clinical trial of a pharmaceutical product into infected patients with the primary purpose of determining safety, efficacy, metabolism, pharmacokinetic properties and clinical pharmacology of such product.

1.45. “Phase 2 Clinical Trial” means a clinical trial, as described in 21 C.F.R. §312.21(b), or an equivalent clinical trial in a country other than the U.S., of a pharmaceutical product on patients, including possibly pharmacokinetic studies, the principal purposes of which are to make a preliminary determination that such product is safe for its intended use and to obtain sufficient information about such product’s efficacy to permit the design of further clinical trials.

1.46. “Phase 3 Clinical Trial” means a clinical trial, as described in 21 C.F.R. §312.21(c), or an equivalent clinical trial in a country other than the U.S., undertaken to (i) establish that a drug is safe and efficacious for such Indication; (ii) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed and (iii) support approval of an application to a Regulatory Authority for the commercial sale of such drug.

1.47. “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

1.48. “Pre-Closing Taxes” means all liabilities for Taxes of the Company for Pre-Closing Tax Periods and any Interim Period determined without regard to any carryback of a loss or credit arising after the Closing Date.

1.49. “Pricing Approval” means with respect to a particular country, an approval granted by, or the result of negotiations with, a Regulatory Authority or another competent public or private entity (e.g. health insurance) in relation to the pricing of an Earn-Out Product and/or the reimbursement or assumption of costs for such Earn-Out Product by the relevant government or by such competent public or private entity.

1.50. “Regulatory Approval” means, with respect to a country, any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority required to commercially distribute, sell, or market an Earn-Out Product in such country, including, where applicable, (i) Pricing Approvals in such country, (ii) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (iii) approval of labeling for the Earn-Out Product.

1.51. “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority with the power to confer, limit, condition or revoke Regulatory Approval in such country or jurisdiction.

1.52. “Straddle Period” means any Tax period that includes but does not end on the Closing Date.

1.53. “Unpaid Transaction Fees and Expenses” means all costs, fees, and expenses payable by the Company and not paid prior to the Closing arising under, or in connection with negotiating and entering into this Agreement, except as explicitly set forth in Section 11.6 hereof.

1.54. “Valid Claim” means either (a) a claim of an issued and unexpired patent that (i) has not been canceled, withdrawn, or revoked, (ii) has not been rejected or held unenforceable or invalid by a decision of a court or agency of competent jurisdiction, from which no appeal can be or has been taken within the time allowed for appeal, or (iii) has not lapsed or become abandoned or been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a claim of a patent application wherein said patent application has been pending for less than seven (7) years (calculated from the earliest priority date to which such patent application claims priority).

ARTICLE II
THE TRANSACTION

2.1. Purchase of Common Stock.  At the Closing referred to in Section 3.1 below, each Stockholder will sell and assign to Buyer, and Buyer will purchase from each such Stockholder, the shares of Common Stock set forth opposite such Stockholder’s name on Exhibit 2.1 attached hereto, free and clear of all Encumbrances.

2.2. Purchase Price Payment.

(a) Purchase Price.  The aggregate purchase price for all of the shares of Common Stock shall be an amount equal to Five Million US Dollars ($5,000,000), subject to the adjustments set forth in Sections 2.3, 2.4, and 2.5, hereof (the “Aggregate Purchase Price”), which shall be comprised of: (i) Two Million US Dollars ($2,000,000) (the “Closing Date Cash Purchase Price”), subject to the adjustment set forth in Sections 2.3; (ii) Three Million US Dollars ($3,000,000) (the “Deferred Payment”), subject to the adjustments set forth in Section 2.4; and (iii) the Earn-Out, subject to the adjustment set forth in Section 2.5.

(b) Payments.  At the Closing and subject to Section 2.2(c) below, Buyer shall pay the Closing Date Cash Purchase Price to each Stockholder in the amounts and to the account set forth on Schedule I for distribution to the Stockholders by wire transfer of immediately available funds, subject to Section 2.3 (b) hereof.

(c) Payoff Letters.  The Stockholders shall cause the Company to procure and deliver to Buyer prior to the Closing Date customary debt payoff letters and (if applicable) lien releases, in a form reasonably acceptable to Buyer, with respect to any Debt which by its terms is required to be repaid, or is otherwise being repaid, in connection with the Closing and the consummation of the transactions contemplated hereby.  Unless otherwise agreed by Buyer, Buyer may deduct from the Closing Date Cash Purchase Price otherwise payable to the Stockholders pursuant to Section 2.2(a) above the amount of Debt payable on the Closing Date in accordance with the payoff letters if Buyer makes payments of such Debt amounts to the applicable counterparties in accordance with the instructions set forth in the debt payoff letters.

2.3. Debt Estimate.

(a) Prior to the Closing Date, Buyer shall have delivered to the Stockholders a good faith estimate of Debt (“Estimated Debt”) as of the opening of business on the Closing Date, together with a statement of the calculation of Estimated Debt which shall be determined in good faith in accordance with GAAP Consistently Applied, which calculation shall be reasonably satisfactory to the Stockholders.

(b) The Closing Date Cash Purchase Price shall be decreased dollar for dollar by the amount of Estimated Debt in excess of cash on hand at Closing.

2.4. Closing Statement; Adjustment to Purchase Price.

(a) Within one hundred and twenty (120) calendar days (or such other period to which Buyer and the Stockholder Representative may agree in writing) after the Closing Date, Buyer shall cause to be prepared and shall deliver to the Stockholder Representative a statement (the “Closing Statement”) setting forth in reasonable detail: (i) Debt as of the opening of business on the Closing Date (“Closing Date Debt”); and (ii) any proposed adjustment to the Deferred Payment in accordance with Section 2.4(c).  The Closing Statement shall be accompanied by a certificate signed by Buyer to the effect that the Closing Statement has been prepared in good faith in accordance with the provisions of this Section 2.4.

Each of the Stockholders and Buyer agrees that it will, and it will use reasonable efforts to cause its respective agents and representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Closing Date Debt and in the conduct of the reviews and dispute resolution process referred to in this Section 2.4.

(b) During the thirty (30) calendar day period following the Stockholder Representative’s receipt of the Closing Statement, the Stockholder Representative and its independent accountants shall, at the Stockholder Representative’s expense, be permitted to review the working papers and supporting documentation of Buyer and Buyer’s independent accountant (the “Independent Accountant”) relating to the Closing Statement; provided, that in order to review the Independent Accountant’s working papers, the Stockholder Representative and its independent auditors shall execute any releases, waivers or indemnities customarily required by the Independent Accountant in connection therewith.  The Closing Statement shall become final and binding upon the parties on the thirtieth (30th) calendar day following delivery thereof, unless the Stockholder Representative gives written notice of its disagreement with the Closing Statement complying with this Section 2.4 (“Notice of Disagreement”) to Buyer prior to such date.  Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation as shall be prepared by the Stockholder Representative, and (ii) include the proposed adjustment to the Deferred Payment in accordance with Section 2.4(c) based solely on disagreements permitted in Section 2.4(c)(ii).  The Stockholder Representative shall be deemed to have agreed with all items and amounts included in the Closing Statement except such items that are specifically disputed in the Notice of Disagreement.

During the thirty (30) calendar day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph or such other period to which Buyer and the Stockholder Representative may agree in writing, the Stockholder Representative and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  If, at the end of such thirty (30) calendar day period (or such other period to which Buyer and the Stockholder Representative may agree in writing), the Stockholder Representative and Buyer have not so resolved such differences, the Stockholder Representative and Buyer shall submit the dispute for resolution to an independent accounting firm (the “Arbiter”) for review and resolution of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement.  The Arbiter shall be a mutually acceptable independent public accounting firm agreed upon by the Stockholder Representative and Buyer in writing; provided, that in the event the parties are not able to mutually agree on an accounting firm, the Arbiter shall be EisnerAmper LLP.  The Stockholder Representative and Buyer shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within thirty (30) calendar days following the submission of such matters to the Arbiter, or such other period to which Buyer and the Stockholder Representative may agree in writing.  The Stockholder Representative and Buyer agree that the determination of the Arbiter shall be final and binding upon the parties and that judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced; provided, that the scope of the disputes to be resolved by the Arbiter shall be limited to only such items validly included in the Closing Statement that the Stockholder Representative has disputed in the Notice of Disagreement.  The Arbiter shall determine, based solely on presentations by Buyer and the Stockholder Representative and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Notice of Disagreement and shall prepare the Final Closing Statement and render a written report as to the dispute and the resulting calculation of Closing Date Debt and Final Adjustment Amount which shall be conclusive and binding upon the parties.  In resolving any disputed item, the Arbiter shall: (x) be bound by the principles set forth in this Section 2.4, (y) limit its review to matters specifically set forth in the Notice of Disagreement, and (z) not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The fees, costs, and expenses of the Arbiter shall be borne: (i) by the Stockholders if less than 25% of the cumulative amount of disputed items so submitted are successfully disputed by the Stockholder Representative (as finally determined by the Arbiter); and (ii) by Buyer if 25% or more of the cumulative amount of disputed items so submitted are successfully disputed by the Stockholder Representative (as finally determined by the Arbiter).  If the dispute is resolved by agreement among the parties or by the Arbiter, changes to the Closing Statement shall be made hereunder only for items as to which the Stockholder Representative has taken exception in the Notice of Disagreement.  The fees and expenses of Buyer’s independent accountants incurred in connection with the preparation of the Closing Statement and review of any Notice of Disagreement shall be borne by the Company or Buyer, and the fees and expenses of the Stockholder Representative’s independent accountants incurred in connection with its review of the Closing Statement and preparation of any Notice of Disagreement shall be borne by the Stockholders in proportion to their respective Stockholder Percentages.

(c) Upon the determination of Final Debt and Unpaid Transaction Fees and Expenses, the Deferred Payment shall be further adjusted as follows:

(i) in the event Estimated Debt exceeds Final Debt, the Deferred Payment shall be increased dollar for dollar by such excess amount; and

(ii) in the event Final Debt exceeds Estimated Debt, the Deferred Payment shall be decreased dollar for dollar by such excess amount.

(d) The cumulative net adjustment to the Deferred Payment pursuant to (i) through (ii) of Section 2.4(c) hereof, whether positive or negative, is the “Final Adjustment Amount.”  Within ten (10) business days after the Final Closing Statement becomes final and binding upon the parties: (i) if the net effect pursuant to this Section 2.4 is an increase in the Deferred Payment, the Company shall make a cash payment to the Stockholder Representative for distribution to the Stockholders, to an account or accounts designated in writing by the Stockholder Representative; and (ii) if the net effect pursuant to this Section 2.4 is a decrease in the Deferred Payment, the Stockholders shall make payment to the Company, to an account designated in writing by Buyer, in either case under clause (i) or (ii) of this Section 2.4(d), by wire transfer of immediately available funds of the amount of such Final Adjustment Amount.

2.5. Deferred Payment.

(a)         Escrow of Stock Certificates Pending Payment of Deferred Payment.  At the Closing, the Stockholders shall deliver the certificates representing the shares of Common Stock transferred by the Stockholders to Buyer together with appropriate undated stock powers duly executed in blank by Buyer free and clear of all Encumbrances (the “Stock Certificates”) to be held in escrow by Fox Rothschild LLP (the “Escrow Agent”).  The Escrow Agent shall hold the Stock Certificates in safe keeping as agent on behalf of the parties, free from any lien or claim, and it shall deliver the Stock Certificates to the Buyer free of any Encumbrance, on the terms set forth in this Section 2.5.  On December 31, 2014 (the “First Deferred Payment Date”), Buyer shall pay to each Stockholder the amount set forth on Schedule I, for distribution to such Stockholder, which amount shall total One Million Dollars ($1,000,000) of the Deferred Payment by wire transfer of immediately available funds to the accounts that have been designated by the Stockholder Representative to Buyer at least three (3) calendar days prior to the First Deferred Payment Date.  On March 31, 2015 (the “Second Deferred Payment Date”), Buyer shall pay to each Stockholder the amount set forth on Schedule I for distribution to such Stockholder, which amount shall total the remaining Two Million Dollars ($2,000,000) of the Deferred Payment by wire transfer of immediately available funds to the accounts that have been designated by the Stockholder Representative to Buyer at least three (3) calendar days prior to the Second Deferred Payment Date.  Following notice from Buyer that the full amount of the Deferred Payment has been remitted, the Escrow Agent shall deliver the Stock Certificates to Buyer within three (3) business days of the Second Deferred Payment Date.  Notwithstanding the foregoing, in the event that Buyer fails to pay the full amount of the Deferred Payment on or before the Second Deferred Payment Date, the Common Stock shall be automatically transferred back to the Stockholders without the requirement of further notice, payment or demand.  The right to the return of the Common Stock provided for in this Section 2.5 shall be the sole remedy of the Stockholders and their respective successors and assigns with respect of any claim related to a breach of Buyer’s obligations pursuant to this Agreement, except for any claims due to Buyer’s breach of Section 7.1.  For clarity, as of the Closing Date, Buyer shall be entitled to all voting rights of the shares represented by the Stock Certificates.  In addition, any improvements or developments to the Capsid Products or to the HBsAg Products made between the Closing Date and the Second Deferred Payment Date shall be deemed the property of the Company.

(b) Reliance by Escrow Agent; Non-Liability.   Escrow Agent may and shall rely upon copies of signatures on any written document submitted to it under this Section 2.5 and shall act upon documents received by it by email or facsimile.  Escrow Agent shall not be liable for any error of judgment or for any act done or omitted by it in good faith, or for anything it may in good faith do or refrain from doing in connection herewith; nor for any negligence other than its gross negligence; nor will any liability be incurred by Escrow Agent, if, in the event of any dispute or question as to its duties or obligations hereunder, it acts in accordance with advice of its legal counsel, including its own reasoned, written legal opinion relative to the matter.

(c)          Acknowledgement and Waiver of Potential Conflicts.  The Company is an existing client of Fox Rothschild and the interest of Fox Rothschild as Escrow Agent may vary and conflict with the interests of the Company, the Buyer and the Stockholders.  As Escrow Agent, Fox Rothschild’s duties are limited to those set forth in this Section 2.5 and it shall comply with the provisions of this Section 2.5 regardless of instructions from the Company to the contrary.  The parties hereto waive any conflict of interest, lack of independence or appearance of impropriety with respect to Fox Rothschild’s service as Escrow Agent hereunder.

2.6. Earn-Out.  The Aggregate Purchase Price shall be increased by additional contingent cash consideration owed to the Stockholders, if any, as determined and paid in accordance with the terms and conditions set forth on Exhibit 2.6 attached hereto (the “Earn-Out”).

2.7. Stockholder Representative.

(a) By the execution and delivery of this Agreement, each Stockholder shall be deemed to have appointed and authorized Pharmabridge, Inc. to act as such Stockholder’s agent, representative, and attorney-in-fact hereunder (in such capacity (and not in his personal capacity), the “Stockholder Representative”).  Each Stockholder shall be deemed to have authorized the Stockholder Representative to take such action on behalf of such Stockholder and to exercise all such powers as are expressly delegated to the Stockholder Representative hereunder, together with such other powers as are reasonably incidental thereto including the execution and delivery of certificates, statements, notices, approvals, extensions, waivers, undertakings, and amendments to this Agreement required or permitted to be made, given or determined hereunder or in connection with the transactions contemplated hereby, and including the right to: (i) receive notice from and give instructions to Buyer for payment of any Aggregate Purchase Price related to the Earn-Out on behalf of the Stockholders; (ii) negotiate the Closing Statement and any Earn-Out Statement and the settlement of any disputes relating to adjustments to the Aggregate Purchase Price pursuant to Section 2.4, 2.5 or 2.6 hereof; (iii) negotiate, compromise or settle any indemnification claims pursuant to Sections 9.2 and 10.3(a) of this Agreement; (iv) administer and cause the payment in full of the expenses incurred by the Stockholders and the Company incident to this Agreement and the transactions contemplated hereby out of the proceeds of the Closing Date Cash Purchase Price; and (v) prepare and timely file or cause to be prepared and timely filed Tax Returns.

(b) In connection with this Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon Stockholder Representative hereunder: (i) the Stockholder Representative shall incur no responsibility whatsoever to any Stockholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents bad faith or willful misconduct; and (ii) the Stockholder Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice shall in no event subject the Stockholder Representative to liability to any Stockholders.  Each Stockholder shall indemnify the Stockholder Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’, and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding, or in connection with any appeal thereof, relating to the acts or omissions of the Stockholder Representative hereunder or otherwise; provided, however, that the foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Stockholder Representative hereunder for its bad faith or willful misconduct.  In the event of any indemnification hereunder, upon written notice from the Stockholder Representative to the Stockholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Stockholder shall promptly deliver to the Stockholder Representative full payment of his or her ratable share of the amount of such deficiency; provided, that no Stockholder shall be liable for that portion of any claim of indemnification, individually or in the aggregate, that is in excess of the portion of the Aggregate Purchase Price actually received by such Stockholder.

(c) All of the indemnities, immunities, and powers granted to the Stockholder Representative under this Agreement shall survive any termination of this Agreement.

(d) The grant of authority provided for herein is coupled with an interest and shall survive the death, incompetency, bankruptcy or liquidation of any Stockholder.  If the Stockholder Representative is unable to serve in such capacity or if the Stockholders desire to designate a new Stockholder Representative, his successor shall be designated by the Stockholders in writing delivered to Buyer.

(e) Buyer shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Stockholders, and Buyer is hereby relieved from any liability to any Person for acts done by it or omissions made by it in accordance with such decision, act, consent or instruction.  The Stockholders shall jointly and severally release, indemnify, and hold harmless Buyer and the Company from and against all Losses, including reasonable attorneys’ fees and disbursements, arising out of or in connection with the Stockholder Representative’s exercise of authority pursuant to this Section 2.7.

ARTICLE III
CLOSING

3.1. Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Fox Rothschild LLP, 2700 Kelly Road, Suite 300, Warrington, PA at 9:00 A.M. ET on the date hereof, or at such other place, time or date as Buyer and the Stockholder Representative may agree in writing (such time and date being referred to herein as the “Closing Date”).  For financial accounting and tax purposes, to the extent permitted by law, the Closing shall be deemed to have become effective as of the opening of business on the Closing Date.

3.2. Closing Deliveries.

(a) Deliveries by Buyer to the Stockholders.  At the Closing, Buyer shall deliver or cause to be delivered the following to the Stockholders:

(i) the Closing Date Cash Purchase Price in accordance with Section 2.2(a), subject to the terms and conditions hereof; and

(ii) the [***]; and

(iii) the other Ancillary Agreements to which Buyer is a party, duly executed by Buyer.

(b) Deliveries by the Stockholders to Buyer.  At the Closing, the Stockholders shall deliver or cause to be delivered the following to Buyer:

(i) the Ancillary Agreements to which the Company or any Stockholder is a party, duly executed by the Company or such Stockholder, as the case may be;

(ii) all consents, approvals, authorizations, exemptions, and waivers from governmental agencies or third parties, if any, that shall be required in order to consummate the transactions contemplated hereby;

(iii) “FIRPTA” certificates prepared in accordance with Treasury Regulation Section 1.1445-2 and dated as of the Closing Date certifying that the Stockholders are not foreign persons;

(iv) a legal opinion of the Stockholders’ respective counsel addressed to Buyer and reasonably acceptable to Buyer and Stockholders;

(v) an Officer’s Certificate of the Company executed by the Company’s Chief Executive Officer certifying: (A) true, complete, and correct copies of each of the Company’s certificate of incorporation and bylaws; (B) true and correct copies of each resolution of its board of directors approving any Ancillary Agreements to which it is a party and the consummation of the transactions contemplated thereby; and (C) certificates of good standing from the State of Delaware and the Commonwealth of Pennsylvania with respect to the Company;

(vi) written resignations of any director or officer of the Company as to which such resignation has been requested by Buyer, effective as of the Closing Date;

(vii) evidence of termination, and any consents or releases required to terminate, as of Closing, the agreements listed on Schedule 3.2(b)(vii) of the Disclosure Schedules without any liability to Buyer or the Company from and after the Closing;

(viii) The Stock Certificates, which shall be held in escrow by the Escrow Agent pursuant to Section 2.5; and

(ix) such other agreements, certificates, and documents as may be reasonably requested by Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder severally and not jointly represents and warrants to Buyer as follows:

4.1. Authority.  The execution, delivery, and performance by such Stockholder of this Agreement and the Ancillary Agreements to which such Stockholder is a party and the consummation by such Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Stockholder, and such Stockholder has the legal capacity to execute, deliver and perform this Agreement and the Ancillary Agreements to which such Stockholder is a party.  This Agreement has been, and each Ancillary Agreement to which such Stockholder is a party will be, duly and validly executed and delivered by such Stockholder, and constitutes, and will constitute, the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its respective terms.

4.2. No Conflict.  The execution, delivery and performance by such Stockholder of this Agreement and the Ancillary Agreements to which such Stockholder is a party, and the consummation by such Stockholder of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (w) violate any provision of law, rule or regulation to which such Stockholder is subject, (x) violate any order, judgment or decree applicable to such Stockholder or (y) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the cancellation, termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property, whether tangible or intangible, or give to others any interests or rights therein under, any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease, or other agreement, instrument or commitment to which such Stockholder is a party or by which such Stockholder may be bound or affected, except for any such violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

4.3. Ownership.  Such Stockholder is the beneficial and record owner of the shares of Common Stock set forth opposite such Stockholder’s name on Exhibit 2.1 attached hereto, free and clear of all liens, security interests, security agreements, conditional sale or other title retention agreements, leases, pledges, equities, proxies, charges, adverse claims, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, assessments, attachments, licenses, options or title defects of any kind whatsoever, or any agreement to give any of the foregoing (the “Encumbrances”).  Such Stockholder has all requisite legal right, power and authority to transfer such shares of Common Stock.  Upon consummation of the transactions contemplated hereby, Buyer will acquire from such Stockholder good and marketable title to such shares of Common Stock, free and clear of any Encumbrances.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
THE STOCKHOLDERS REGARDING THE COMPANY

The Stockholders jointly and severally represent and warrant to Buyer as follows:

5.1. Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to carry on its business as it now is being conducted and to execute, deliver, and perform the Ancillary Agreements to which it is a party and to consummate the transactions contemplated thereby.  The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions listed on Schedule 5.1 of the disclosure schedules delivered by the Stockholders and the Company to Buyer in connection herewith (the “Disclosure Schedules”), which are the only jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  True and complete copies of the certificate of incorporation, bylaws, and other governance documents of the Company, all as amended to date (if applicable), have been previously delivered to Buyer.

5.2. Authority.  The execution, delivery, and performance by the Company of the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary action on the part of each Stockholder and the Company.  Each Ancillary Agreement to which the Company is a party has been, and will be, duly and validly executed and delivered by the Company, to the extent a party thereto, and constitutes, and will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms.

5.3. No Conflict.  The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which the Company or any of the Stockholders is a party, and the consummation by the Stockholders and the Company of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (w) violate any provision of law, rule or regulation to which the Company is subject, (x) violate any order, judgment, or decree applicable to the Company, (y) violate any provision of the certificate of incorporation, bylaws or other governance documents of the Company or (z) except as disclosed on Schedule 5.3 of the Disclosure Schedules, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the cancellation, termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property, whether tangible or intangible, or give to others any interests or rights therein under, any governmental or other permits, registrations, certificates, certifications, exemptions, licenses, approvals or authorizations or any indenture, deed of trust, mortgage, loan or credit agreement, contract, lease, or other agreement, instrument or commitment to which the Company is a party or by which the Company may be bound or affected, except for any such violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not (i) materially hinder or impair the ability of the Company or the Stockholders to perform their obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby or (ii) be material to the business of the Company.

5.4. Capitalization; Ownership.  The authorized and outstanding equity securities of the Company are set forth on Schedule 5.4 of the Disclosure Schedules.  The shares of Common Stock owned by the Stockholders represent all of the issued and outstanding equity securities of the Company, and all of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon any Stockholder or the Company, and were issued in compliance with all applicable federal and state securities or “blue-sky” laws and regulations.  There are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of the Company, or subscriptions, warrants, options, phantom equity interests, rights (including preemptive rights or equity appreciation rights), or other arrangements or commitments obligating the Company to issue or dispose of any of its equity securities or any ownership interest therein.  The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on any shares of Common Stock, other than Encumbrances created by Buyer.

5.5. Subsidiaries.  The Company does not: (i) directly or indirectly own any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other Person; or (ii) have any subsidiaries or any predecessors in interest by merger, liquidation, reorganization, acquisition or similar transaction.

5.6. Financial Statements; Undisclosed Liabilities.

(a) The books of account and related records of the Company fairly reflect in all material respects the Company’s assets, liabilities and transactions in accordance with GAAP.  The (x) unaudited consolidated balance sheet of the Company for the years ended December 31, 2013, 2012 and 2011 and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and (y) the unaudited balance sheet of the Company as of August 31, 2014 (the “Recent Balance Sheet”), and the related unaudited statements of income operations, stockholders’ equity and retained earnings and cash flows for the eight (8) month period ended August 31, 2014 (the “Recent Financial Statements”), have been previously delivered to Buyer and: (i) are true and correct in all material respects; (ii) were prepared in accordance with GAAP (except as specifically otherwise noted therein or, in the case of the Recent Financial Statements, except for the absence of footnotes); and (iii) present fairly the financial position, results of operations and cash flows of the Company on a consolidated basis as of such dates and for the periods then ended in accordance with GAAP.  The unaudited balance sheet of the Company on a consolidated basis as at December 31, 2013 is attached as Schedule 5.6.1 of the Disclosure Schedules (the “Balance Sheet”).  The Recent Financial Statements are attached as Schedule 5.6.2 of the Disclosure Schedules.

(b) The Company has no material liability or obligation of any nature required to be reflected on a balance sheet prepared in accordance with GAAP, whether due or to become due, absolute, contingent or otherwise, except: (i) to the extent reflected as a liability on the Balance Sheet; (ii) current liabilities incurred in the ordinary course of business after December 31, 2013 consistent with past practice; and (iii) liabilities disclosed on Schedule 5.6.3 of the Disclosure Schedules.

5.7. Absence of Certain Changes or Events.  Except as set forth on Schedule 5.7 of the Disclosure Schedules, since August 31, 2014, the Company has conducted its business only in the ordinary course consistent with past practice and there has been no Material Adverse Effect.  Without limiting the foregoing, except as set forth on Schedule 5.7 of the Disclosure Schedules, since August 31, 2014, the Company has not: (a) purchased or redeemed any of its securities (including shares of Common Stock), or granted or issued any option, warrant or other right to purchase or acquire any such securities; (b) paid, cancelled, incurred, waived, settled, discharged or satisfied any Debt, claim, action, liability or other obligation (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice; (c) encumbered any of its properties or assets, tangible or intangible, except for Encumbrances incurred in the ordinary course of business consistent with past practice; (d) granted any increase in the salaries or other compensation payable or to become payable to, or any advance or loan to, the Stockholders or any officer, director or employee of the Company (other than normal increases for employees other than officers not in excess of five percent (5%) made in the ordinary course of business and consistent with past practice); (e) entered into (or amended) any employment, severance or similar agreement with any Stockholder, director, officer or employee or hired any new employee (other than to replace a terminated employee); (f) adopted or amended any Benefit Plan or any employment policy relating to vacation pay, sick pay, disability coverage, severance pay or otherwise relating to any employee of the Company or failed to make contributions to any Benefit Plan in accordance with past practice; (g) suffered any change or, to the knowledge of the Stockholders or the Company, received any threat of any change in any of its relations with, or any loss or, to the knowledge of the Stockholders or the Company, threat of loss of, any of the suppliers, clients, distributors, customers or employees that are material to the business of the Company, including any threat made on or prior to the Closing Date of any  loss or change which may result from the transactions contemplated by this Agreement; (h) disposed of or failed to keep in effect any rights in, to or for the use of any franchise, license, permit or certificate material to the business of the Company; (i) changed any method of keeping of their respective books of account or accounting practices; (j) disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property Rights material to the business of the Company; (k) sold, transferred or otherwise disposed of any assets, properties or rights of any of the business of the Company, except inventory sold in the ordinary course of business consistent with past practice; (l) entered into any transaction, agreement or arrangement with any Stockholder, director, officer, employee or other Affiliate of the Company or any “associates” (as defined in the rules and regulations of the Securities and Exchange Commission) of the Company other than the payment of salaries to employees in the ordinary course of business; (m)

changed or modified in any manner its existing capital expenditure policies, procedures and practices, including the deferral of any capital expenditures contemplated by the Company’s 2014 budget or operating plans; (n) changed or modified in any manner its existing credit, collection, and payment policies, procedures, and practices with respect to accounts receivable and accounts payable, respectively, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables; (o) incurred any material damage, destruction, theft, loss or business interruption; (p) made any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, equity or property) with respect to any securities of the Company; (q) made any change in its Tax elections or accounting methods, received a ruling, entered into any closing agreement, settlement or compromise of any claim or assessment, in each case, in respect of Taxes; (r) waived or released any material right or claim of the Company or incurred any modifications, amendments or terminations of any Contracts which are in the aggregate materially adverse to the Company; or (s) agreed to do any of (a) through (r) above.

5.8. Condition of Assets.

(a) The Company has good and marketable title to all of the assets and properties which the Company purports to own (including those reflected on the Balance Sheet, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since December 31, 2013) free and clear of all Encumbrances, except for: (i) as set forth on Schedule 5.8.1 of the Disclosure Schedules; (ii) liens for Taxes not yet due and payable or for Taxes being contested in good faith and for which there are adequate accruals or reserves on the Balance Sheet; and (iii) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of the affected properties, materially impairs the use of the affected properties in the manner such properties currently are being used or materially impairs the operations of the Company (Encumbrances described in subclauses (ii) and (iii) of this Section 5.8(a) and Encumbrances marked with an asterisk (*) on Schedule 5.8.1 of the Disclosure Schedules being the “Permitted Encumbrances”).

(b) Schedule 5.8.2 of the Disclosure Schedules lists all material properties and assets owned by the Company that are used in the operation of the business of the Company (the “Company-Owned Equipment”).  The Company-Owned Equipment is, to the knowledge of the Stockholders, in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the ordinary course of business), is adequate for the purposes for which it is presently used in the conduct of the Company’s business, is useable in a manner consistent with its current use and, to the knowledge of the Stockholders, complies with applicable Laws.  Except as set forth on Schedule 5.8.2 of the Disclosure Schedules, the properties, assets, and rights owned or leased by the Company, constitute all of the assets, properties and rights necessary for the operation of the Company’s business as currently conducted in a manner consistent with their respective current use and, if owned or leased by the Company, will continue to be validly owned or leased by the Company following the consummation of the transaction contemplated by this Agreement.

5.9. Real Property.  The Company owns no real property.

5.10. Leases; Leased Real Property.

(a) Schedule 5.10 of the Disclosure Schedules sets forth a true, correct, and complete list of all leases and subleases (the “Leases”) of real property to which the Company is a party (collectively, the “Leased Real Property”).  The Company does not operate and has not operated its business at any location other than those listed as Leased Real Properties on Schedule 5.10 of the Disclosure Schedules.  True, correct, and complete copies of all Leases and all amendments, modifications, and supplemental agreements thereto have previously been delivered by the Stockholders or the Company to Buyer.  The Leases are in full force and effect and are binding and enforceable against the Company and each of the other parties thereto, in accordance with their respective terms and have not been modified or amended since the date of delivery to Buyer.  No party to any Lease has notified the other in writing claiming that such party is in default thereunder and that such default remains uncured.  There has not occurred any event by the Company which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or default, except for breaches or defaults that are not material.  To the knowledge of the Stockholders, there is no current or pending event or circumstance that would permit the termination of any of the Leases or the increase of any obligations, liabilities or restrictions of the Company under the Leases.  The Company is not obligated to pay any leasing or brokerage commission relating to any Lease that has not already been paid and has no obligation to pay any leasing or brokerage commission upon the renewal of any Lease.  No construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company.  Except for the security deposit required by the terms of the Leases, the Company has no obligations to provide deposits, letters of credit or other credit enhancements to retain its rights under the Leases or otherwise operate its business at the Leased Real Properties.

(b) The Company presently enjoys peaceful and undisturbed possession of its Leased Real Property sufficient for current use and operations.  Neither the Company nor the Stockholders nor, to the knowledge of the Stockholders or the Company, any landlord of Leased Real Property has received written notice of any material eminent domain, condemnation or other similar proceedings pending or threatened against the Company or with respect to, or otherwise affecting any portion of, the Leased Real Property.  The current use of the Leased Real Property by the Company does not violate any Lease in any material respect.  Except as set forth on Schedule 5.10 of the Disclosure Schedules, to the knowledge of the Stockholders, the Company is not in violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Leased Real Property or the use or occupancy thereof, except for such violations as would not materially interfere with the continued use and operations of the property to which they relate or materially adversely affect the value thereof for its current use.  Except as set forth on Schedule 5.10 of the Disclosure Schedules, to the knowledge of the Stockholders, the Leased Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety, and other land use and similar applicable laws, rules, and regulations, permits, licenses, and certificates of occupancy affecting the Leased Real Property, and neither the Company nor the Stockholders nor, to the knowledge of the Stockholders or the Company, any landlord of Leased Real Property has received any written notice of any violation or claimed violation by any of them of any such laws, rules and regulations with respect to the Leased Real Property which have not been resolved or for which any obligation of the Company remains to be fulfilled, including payments of monetary damages, fines or penalties, or completion of any remedial or corrective measures.  Except as set forth on Schedule 5.10 of the Disclosure Schedules, to the knowledge of the Stockholders, the Leased Real Property is adequately served by proper utilities, sufficient parking and other building services necessary for its current use and for compliance with all applicable laws, rules, regulations, permits, licenses, and certificates of occupancy.

5.11. Receivables.  Other than existing governmental grants, the Company does not have any accounts or notes receivable as of the date hereof.

5.12. Intellectual Property.

(a) Schedule 5.12.1 of the Disclosure Schedules sets forth a complete and correct list of all: (i) Patents; (ii) Trademarks; (iii) registered Copyrights; (iv) domain names; and (v) material Software owned or co-owned by Company; specifying as to each such item, as applicable, the owner or record (and co-owner, where applicable), jurisdiction of application or registration, the application or registration number, the date of application or registration, and the status of application or registration, including any deadlines for renewals, maintenance fees or other required filings.

(b) Except as set forth on Schedule 5.12.2 of the Disclosure Schedules:

(i) The Company Intellectual Property Rights, together with the Intellectual Property Rights licensed to Company under the licenses listed under (m) of Schedule 5.13.1 of the Disclosure Schedules, constitute all of the material Intellectual Property Rights necessary to conduct and operate the business of the Company as currently conducted.

(ii) The Company is the owner of the Company Intellectual Property Rights, free and clear of all liens, adverse claims or other restrictions, or any requirement of any past, present or future royalty payments.

(iii) None of the Company Intellectual Property Rights are or have been involved in any opposition, cancellation, interference, reissue or reexamination proceeding; no Software owned or co-owned by the Company, or any other Company Intellectual Property Right, has been placed in escrow; and no Company Intellectual Property Right is the subject of any judicial, administrative or arbitral order, award, decree, injunction, or stipulation (excluding rejections, Orders or rulings issues in the context of the application for registration of Company Intellectual Property Rights) or any lawsuit, or other judicial, administrative or arbitral proceeding (“Proceeding”).  Except for the license agreements listed under (m) of Schedule 5.13.1 of the Disclosure Schedules, the Company has not granted any options with respect to, or has otherwise encumbered or placed limitations on any Company Intellectual Property Right or the Company’s use thereof.

(iv) The Company has not received in the past six (6) years any written notice alleging that any Company Intellectual Property Right is invalid or unenforceable, or challenging any the Company’s ownership of or right to use any such rights and the Company is not aware of the any basis for any such claim.  Each of the registrations and recordations of Company Intellectual Property Rights identified on Schedule 5.12.1 of the Disclosure Schedule is held or recorded in the name of Company, is in full force, enforceable, has been duly applied for and registered in accordance with applicable law, and all past or outstanding maintenance obligations have been satisfied.

(v) Except as set forth on Schedule 5.12.2(b) of the Disclosure Schedule, the Company has not received any written notice in the past six (6) years alleging that the Company is infringing, misappropriating or violating the Intellectual Property Rights of any third party and, to the knowledge of the Stockholders, the products and services and the business of Company as currently conducted do not infringe, misappropriate or violate, the Intellectual Property Rights of any third party.  Company has not received any written notice in the past six (6) years alleging that the Company is infringing, misappropriating or violating the Intellectual Property Rights of any third party and Company is not subject to any Order barring or limiting the Company’s use of any Intellectual Property Rights.

(vi) The Company has taken all commercially reasonable and appropriate steps to protect and maintain all Company Intellectual Property Rights, including to preserve the confidentiality of any Trade Secrets.  All disclosures by the Company of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful.  The Company’s practices with regard to the collection, dissemination, and use of data are and have been in accordance in all material respects with applicable laws relating to data protection, contractual commitments of the Company, and any published privacy policies, and Company has a written agreement with each third party service providers having access to such data requiring compliance with such applicable laws and contractual commitments.

(vii) All rights of inventors, authors and other persons who participated in the development of the Company Intellectual Property Rights have been duly assigned to Company pursuant to a written agreement, and have been duly recorded in accordance with applicable law.  The Company has a policy to secure and has secured from all employees, consultants, and contractors who contribute or have contributed to the creation or development of any of the Company Intellectual Property Rights, a written agreement assigning to the Company all rights to such contributions, which agreement includes a present tense assignment of future inventions, and Company has provided true and complete copies of such assignments to Buyer.

(viii) To the knowledge of the Stockholders, no third party has or is infringing on, misappropriating or otherwise violating any Company Intellectual Property Right.  In the last six (6) years, Company has not sent any written notice to or asserted or threatened any action or claim against any Person involving or relating to any Company Intellectual Property Right.

(ix) No Company Intellectual Property Rights were developed, in whole or in part: (A) pursuant to or in connection with the development of any professional, technical or industry standard; (B) under contract with any Governmental Authority; or (C) using any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that are subject to “open source” or similar license terms.

(x) The material information technology system owned, licensed, leased, and operated on behalf of, or otherwise held for use in the business of the Company, including all material computer hardware, software, firmware, and telecommunications systems used in the business of the Company, has performed adequately in the past six (6) years (subject to temporary problems arising in the ordinary course of business that did not materially disrupt the operations of Company).  The Company has taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the critical business data of the Company.

5.13. Material Contracts.  Schedule 5.13.1 of the Disclosure Schedules contains a complete and accurate list of all outstanding Contracts (classified (a) through (u), as applicable, based on the definition of Contracts set forth in Section 1.11 hereof).  Each such Contract is valid, binding, and enforceable against the Company and, to the knowledge of the Stockholders, the other parties thereto in accordance with its terms and is in full force and effect.  Except as set forth on Schedule 5.13.2 of the Disclosure Schedules, the Company has performed in all material respects all obligations required to be performed by it under, and is not in material default under, any of such Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default.

5.14. Litigation.  Except as set forth on Schedule 5.14.1 of the Disclosure Schedules, there is no action, claim, suit, review, proceeding or, to the knowledge of the Stockholders, investigation in any court or before any governmental agency or authority or arbitrator (“Litigation”) pending or brought by the Company or, to the knowledge of the Stockholders or the Company, threatened against the Company, any of its properties, assets or (to the extent the Company may have an obligation to provide indemnification or may otherwise become liable) any of its officers, directors or employees or any Stockholder.  Except as set forth on Schedule 5.14.2 of the Disclosure Schedules, the Company is not party to or bound by any outstanding orders, rulings, judgments, settlements, arbitration awards or decrees (or agreement entered into or any administrative, judicial or arbitration award with any Governmental Authority) (“Orders”) with respect to or affecting the properties, assets, personnel or business of the Company, the enforcement of which or compliance with which: (a) would have a Material Adverse Effect; or (b) could reasonably be expected to affect the (i) validity of this Agreement or its enforceability against any Stockholder or the Company, (ii) consummation by any Stockholder or the Company of the transactions contemplated by this Agreement or (iii) compliance by any Stockholder or the Company with the terms of this Agreement.  Schedule 5.14.3 of the Disclosure Schedules contains a complete and accurate list setting forth a general description of settlements, judgments and other dispositions occurring since January 1, 2011 regarding actual or threatened lawsuits (excluding worker’s compensation claims) involving the Company.

5.15. Compliance; Permits.

(a)            Except as set forth on Schedule 5.15.1 of the Disclosure Schedules, the Company is, and has been, in material compliance with all Laws and orders of a Governmental Authority applicable to its assets, properties or business.  Except as set forth on Schedule 5.15.2 of the Disclosure Schedules, the Company has not: (i) received any written notice or other communication from any Governmental Authority or any other Person with jurisdiction over the Company providing notice of an assertion, investigation or Action arising out of any actual or possible violation of, or failure to comply with any provision of, any Law; or (ii) filed or otherwise provided any written notice or other communication to any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with any provision of, Law.

(b) Except as disclosed on Schedule 5.15.3 of the Disclosure Schedules, to the knowledge of the Stockholders, the Company is in possession of all Permits necessary for it to own, lease, and operate its properties or to carry on its business in all material respects as is now being conducted as of the Closing.  All such Permits are listed on Schedule 5.15.4 of the Disclosure Schedules, are valid and in full force and effect, and accurate and complete copies of such Permits have been delivered to Buyer.  The Company has, if required by applicable Laws, paid any fees or other payments due to any Governmental Authority, filed all renewals, and made all reports to the applicable Governmental Authorities to maintain such Permits or to carry on their business.  To the knowledge of the Stockholders, no Permit has expired before the date of this Agreement or will expire on or before the Closing.  To the knowledge of the Stockholders, the Company has not been in default or in material conflict, breach or violation of any Permit of the Company or by which any property or asset of the Company is bound.  To the knowledge of the Stockholders, no suspension or cancellation of any Permit of the Company is pending or threatened.  The Company has not received any written notice or other communication from any Governmental Authority, and to the knowledge of the Stockholders or the Company, no event has occurred, regarding: (i) a violation of or failure to comply with any term or requirement of any Permit; or (ii) a Governmental Authority’s revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.  To the knowledge of the Stockholders, no Governmental Authority has taken any action to challenge or revoke the right of the Company to design, research, develop, pre-clinically or clinically test, manufacture, license, offer, market, promote or sell any Company Product.

(c) Except as set forth on Schedule 5.15.5 of the Disclosure Schedules: (i) with respect to each Company Product, the Company has obtained, unless otherwise exempt, all necessary and applicable Permits to permit the research, development, pre-clinical testing, and manufacturing of Company Products as conducted to-date; (ii) the Company has not engaged in any manufacturing of commercial supplies or commercial distribution, marketing, advertising, promotion or sales operations; and (iii) all pre-clinical studies conducted with any Company Product, performed or sponsored by the Company, have been and are being conducted in material compliance with the requirements of all applicable Laws, including where applicable, those relating to cGLPs, animal care and welfare, reporting, recordkeeping, and filing of reports.

(d) All preclinical studies performed, or which are being performed, by or on behalf of the Company with respect to the Company Products as the basis for any submission to the FDA or other comparable Government Authority have, as required by applicable Laws, been conducted in accordance, in all material respects, with all applicable Laws, including applicable cGLP requirements, including those contained in 21 C.F.R.  Part 58, and animal care and welfare requirements.  The Company has not received any written notice from a Governmental Authority requiring the termination or suspension or material modification of any preclinical study with respect to any Company Product.  To the knowledge of the Stockholders, all material preclinical tests and other studies (collectively, “Studies”) conducted by or on behalf of the Company of the Company Products were and, if still pending, are being conducted in all material respects in accordance with the protocols, procedures, and controls designed and approved for such Studies and with standard scientific research procedures.  The Company has provided Buyer with the Study reports for all completed Studies, and the Study protocols and statistical analysis plans for all Studies, and such documents are accurate and complete in all material respects, and the Stockholders and the Company have no knowledge of any other studies conducted by or on behalf of the Company the results of which are inconsistent with, or otherwise call into question, the results of the Studies as described in writing to Buyer.

(e)            To the knowledge of the Stockholders or the Company, the Company and its activities, including all Company Product manufacture, and all preclinical and other research, is in material compliance with all Laws of the FDA and the United States Department of Agriculture (“USDA”), all Laws administered by counterpart agencies outside the United States, and all other corresponding state and local Laws of any Governmental Authority, in each case, applicable to the Company Products (including the research, development, preclinical testing, and manufacture of the Company Products) or the maintenance, compilation and filing of reports, with regard to the Company Products including all requirements of the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), and the Animal Welfare Act, as amended (including the rules and regulations promulgated thereunder).

(f) Neither the Company nor, to the knowledge of the Stockholders or the Company, any laboratory or other third party providing research services for the Company, or third party manufacturer of the Company Products is in receipt of written notice or other written communication from the FDA, USDA, or other Governmental Authority of, deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other FDA, USDA, or other Governmental Authority compliance or enforcement action, including Warning Letters, Untitled Letters, FDA Form 483, USDA 7060, complaints, decisions, orders, or other FDA or USDA notices, Actions, or communications in each case, relating to the Company’s products, activities, or to the facilities in which such products are researched, developed, pre-clinically tested, or manufactured.  There are no pending or, to the knowledge of the Stockholders or the Company, threatened actions, proceedings or complaints or, to the knowledge of the Stockholders or the Company, investigations by the FDA, USDA or any other Governmental Authority alleging any violation of any Laws by the Company.

(g)            The Company is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.  The Company has not been placed under or otherwise made subject to the FDA’s Application Integrity Policy pursuant to FDA’s Compliance Policy Guide (CPG) 7150.09, 56 FR 46191 (September 10, 1991).

(h)            Neither the Company nor, to the knowledge of the Stockholders, any of its Affiliates, officers, directors, employees or agents, has ever been or are currently the subjects of proceedings to render them, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual, a Convicted Entity or Convicted Individual, or a Disqualified Individual.  For purposes of this provision, the following definitions shall apply: (i) a “Debarred Individual” is an individual and a “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. § 335a or otherwise barred from providing services related to FDA regulated products; (ii) an “Excluded Individual” or “Excluded Entity” is (A) a Person who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (B) is a Person who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA); (iii) a “Convicted Individual” or “Convicted Entity” is a Person who has been charged or convicted of a criminal offense or otherwise named in an Action that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 335a, 21 U.S.C. §335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other statute pertaining to the development, testing, manufacturing, distribution, marketing, promotion, or advertising of  drugs, biologics, devices, or health related products but has not yet been excluded, debarred, suspended, convicted, or otherwise declared ineligible, and in each case any foreign equivalents thereof, as applicable; and (iv) a “Disqualified Individual” is an individual disqualified or deemed ineligible by FDA pursuant to 21 C.F.R. Parts 312, 511, or 812.

(i) Neither the Company nor any of its Stockholders nor any officer, director, employee or, to the knowledge of the Stockholders or the Company, any agent or any affiliate thereof, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority including statements concerning the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals or medical products, including the FDA and EMA, failed to disclose a material fact required to be disclosed to the FDA or any other such Governmental Authority, or otherwise committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed.  Reg.  46191 (September 10, 1991).

(j) No claims have been asserted or, to the knowledge of the Stockholders or the Company, have been threatened in writing against the Company or any of its Affiliates by any Person, regulator, law enforcement agency or entity alleging a violation of any privacy, personal or confidentiality rights under any applicable Laws.  With respect to all personal or user information collected by the Company or its Affiliates in connection with the Company Products or the Company’s operations, the Company has taken commercially reasonable steps necessary (including implementing and monitoring compliance with reasonable measures with respect to administrative safeguards and technical and physical security) to: (i) protect such information against loss and against unauthorized access, use, modification, disclosure or other misuse; and (ii) comply with applicable Laws in its collection, processing, storage, use, disclosure, and transfer of such information.  To the knowledge of the Stockholders, there has been no unauthorized access to, theft, breach or disclosure of or other misuse of that information.  There has been no unlawful disclosure of electronic communications, patient data, clinical data or protected health information to any third party, including any Governmental Authority.

(k)            Except as disclosed on Schedule 5.15.6 of the Disclosure Schedules, the Company has not violated the Arms Export Control Act (22 U.S.C. 2778), the ITAR, the Export Administration Regulations (15 C.F.R. 730 et seq.), regulations implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (31 C.F.R. 500 et seq.), the Export and Imports Permit Act, the Special Economic Measures Act, the United Nations Act, the Freezing Assets of Corrupt Foreign Officials Act, the Defense Production Act, the Criminal Code or any regulations promulgated under the foregoing or any similar Law applicable in the United States, or elsewhere, relating to export controls and economic sanctions that are applicable to the Company (collectively, the “Export Control Laws”).  The Company has not received any written notification or other communication alleging that it is not in compliance with the Export Control Laws, and the Company has not filed any voluntary disclosures of possible export violations relating to the Company or its operations.  Neither the Company nor any of its officers or directors appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury, any listing of Designated Persons, terrorist or other entities under the Special Economic Measures Act, the United Nations Act, the Freezing Assets of Corrupt Foreign Officials Act, or the United States federal criminal code or on any other similar list maintained pursuant to any applicable Law.

(l) Except as disclosed on Schedule 5.15.7 of the Disclosure Schedules, the Company has not had any direct or indirect dealings with a person or country with whom United States persons are restricted from doing business with under regulations of the Office of Foreign Asset Control (the “OFAC”) of the United States Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List), the Export Control Laws, or under any applicable Law or any other governmental action that is applicable to the Company.

(m) Neither the Company nor any of its Affiliates nor any officer, director, employee or, to the knowledge of the Stockholders or the Company, any agent or person performing services on the Company’s behalf, or any Affiliate thereof, has directly or indirectly, paid, offered, given promised to give or authorized to give any money, gift, payment or anything of value to any “Foreign Official” as defined in the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), public international organization as defined by the FCPA, political party, candidate for political office or other person (including any representative of any of the foregoing) for purposes of influencing or inducing any act or decision, or securing any improper advantage for Company in order to obtain or retain business for or with Company which: (A) is prohibited by the FCPA or any other anti-corruption, anti-bribery or similar applicable Law or are reasonably expected to subject the Company to any damage or penalty in any action; (B) if not given in the past, are reasonably expected to have had an adverse effect on the Company as reflected in any financial statements of the Company; (C) if not continued in the future, might adversely affect the Company; or (D) otherwise has the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business or other unfair commercial advantage.  Neither the Company nor any of its Affiliates nor any officer, director, employee or, to the knowledge of the Stockholders or the Company, any agent or Person performing services on the Company’s behalf, or any Affiliate thereof, has made any payment to any customer or supplier of the Company, or given any other consideration to any such customer or supplier in respect of the Company’s business that violates applicable Law.

(n) There has been no action, suit, inquiry, investigation (including any internal investigation) or any other proceeding, including, to the knowledge of the Stockholders or the Company, those threatened, involving the Company or any of its Affiliates, or any officer, director, employee or, to the knowledge of the Stockholders or the Company, any agent or other Person performing services on the Company’s behalf, or any Affiliate thereof, concerning compliance with FCPA or any other applicable anti-corruption laws nor have any of the foregoing received any written communication alleging that they are not in compliance with, or that the Company is or has been the subject of any investigation by any governmental or regulatory agency concerning, the statutory and regulatory requirements under the FCPA.

5.16. Environmental Matters.  Except as specifically disclosed on Schedule 5.16.1 of the Disclosure Schedules:

(a) To the knowledge of the Stockholders, the Company has conducted and is now conducting its operations, and the products of the Company have complied and are, in compliance in all material respects with all Environmental Laws.  To the knowledge of the Stockholders, the Company holds and has been and is in compliance in all material respects with all Permits required under Environmental Laws for the conduct of the business of the Company (“Environmental Permits”), and all such Environmental Permits are in full force and effect.  The Company has made or will make before the Closing timely application or notification for the renewal of all Environmental Permits for which Environmental Laws require that applications or notices must be filed on or before the Closing to maintain the Environmental Permits in full force and effect up to, through and after the Closing.  Schedule 5.16.2 of the Disclosure Schedules lists all Environmental Permits.

(b) The Company has not in the past nor does the Company presently use, possess, generate, treat, manufacture, process, manage, handle, store, recycle, transport or dispose of (“Manages” or “Management,” as the context requires) Hazardous Substances in quantities or in a manner which requires Environmental Permits, in products that require warnings or in a manner which has caused, causes or threatens to cause a Release.

(c) Neither the Company nor the Stockholders have received any written notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the knowledge of the Stockholders or the Company, threatened by any third party (including any governmental agency) with respect to: (i) the Management, Release or threatened Release of Hazardous Substances by or on behalf of the Company or any of its predecessors, in relation to the past or present operations of the business of the Company, or with respect to exposure to Hazardous Substances; (ii) non-compliance with Environmental Laws; or (iii) failure to hold or comply with Environmental Permits.  Neither the Company nor the Stockholders have received, and to their respective knowledge no one else has received on behalf of the Company, any request for information, notice of claims, demand or other notification that the Company or any Stockholder (or any of their respective predecessors) is or may be potentially responsible with respect to any investigation, cleanup, remedial action or other response action (“Remediation”) of Hazardous Substances.

(d) To the knowledge of the Stockholders, none of the Leased Real Properties nor any property formerly owned, operated or leased by the Company or any of its respective predecessors is listed or proposed for listing on any list maintained by any governmental agency of sites requiring Remediation, and no Hazardous Substances generated or Managed by or on behalf of the Company or any of its predecessors has come to be located at any site identified on such list or otherwise requiring Remediation.

(e) All environmental inspections, investigations, studies, audits, tests, reviews or other analysis conducted by the Company with respect to the Leased Real Properties or any property formerly owned, operated or leased by the Company or any of the Company’s predecessors or the operation of their respective businesses in the possession or control of any Stockholder or the Company have been provided or made available to Buyer, and all such environmental audits and analyses are listed on Schedule 5.16.3 of the Disclosure Schedules.

(f) To the knowledge of the Stockholders or the Company, there are no facts or circumstances related to environmental matters concerning the Company’s operation of its business at the Leased Real Properties or any property formerly owned, operated or leased by the Company or any of its predecessors or the operation of the Company’s business that could reasonably be expected to result in any future environmental claims, liabilities, expenses or responsibilities against Buyer or the Company, and neither the Stockholders nor the Company have retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions, including in connection with a Release or Remediation of Hazardous Substances.  Stockholders make no representations as to environmental matters as to the Pennsylvania Biotechnology Center in general.

(g) This transaction will not require compliance with the Industrial Site Recovery Act, as amended.

5.17. Employee Benefit Matters.

(a) Except as set forth on Schedule 5.17 of the Disclosure Schedules, the Company has no “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity purchase, equity ownership, equity option, equity appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday, and fringe benefit plan, program, contract or arrangement maintained, contributed to or required to be contributed to by the Company or any person, entity, trade or business (whether or not incorporated) that is treated with the Company as a single employer within the meaning of Section 414 of the Code (any such person, entity, trade or business an “ERISA Affiliate”) for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company or any ERISA Affiliate has any liability (the “Benefit Plans”).  To the knowledge of the Stockholders, each Benefit Plan complies with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder).

5.18. Taxes.

(a) (i) The Company has timely filed or caused to be filed with the appropriate federal, state, local, and foreign governmental entity or other authority (individually or collectively, “Taxing Authority”) all Tax Returns required to be filed with respect to the Company and all Tax Returns are true, correct, and complete in all material respects; (ii) the Company has timely paid in full or caused to be paid in full all Taxes required to be paid by or with respect to the Company (whether or not shown on any Tax Return); (iii) there are no liens for Taxes upon the Company or its assets, except liens for current Taxes not yet due and payable; and (iv) the Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority.

(b) As used in this Agreement: (i) “Taxes” means: (A) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environment, alternative, or add-on minimum taxes, custom duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority; and (B) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other person; and (ii) “Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable or assets or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

(c) Except as set forth on Schedule 5.18(c) of the Disclosure Schedules, there are no audits, examinations, investigations or other proceedings in respect of income or other Taxes of the Company that are in progress, nor has the Company received notice from any Taxing Authority of the commencement of any such audit, examination, investigation or other proceeding.  No deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any Taxing Authority in writing against the Company.  No Taxing Authority with which the Company does not file Tax Returns has claimed or threatened that the Company is or may be subject to taxation by that Taxing Authority.

(d) There is no agreement or arrangement with any Person pursuant to which the Company would have an obligation with respect to Taxes of another Person following the Closing.

(e) The Company: (i) has not been a member of an affiliated, combined, consolidated, or unitary Tax group for purposes of filing any Tax Return; and (ii) does not have any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract, or otherwise.

(f) The Company has withheld and paid all Taxes that it was required to withhold and pay, and has timely filed all information returns or reports, including Forms 1099 and W-2, that are required to be filed and has accurately reported all information required to be included on such returns or reports.

(g) The Company has properly and timely imposed, collected, and paid all sales or similar Taxes with respect to any product sold or service sold by the Company, as required under the applicable laws of any Taxing Authority.

(h) No closing agreements, private letter rulings, technical advice memoranda, or similar agreement or ruling have been entered into or issued by any Taxing Authority with respect to the Company.  The Company is not subject to a power of attorney with respect to any Tax matters that would have continuing effect after the Closing.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) adjustment under Section 481 of the Code resulting from a change in method of accounting for a Tax period beginning on or before the Closing Date; (ii) closing agreement as described in Section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) any election under Code Section 108(i) (or any similar provision of any state or local law).

(j) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law).

(k) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

(l) The Company has not been a participant in or material advisor (within the meaning of Section 6112 of the Code) to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

5.19. Consents.  Except as set forth on Schedule 5.19 of the Disclosure Schedules, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority or third party is required to be obtained or made by the Company or any Stockholder in connection with the execution, delivery, and performance by the Company or any Stockholder of this Agreement, or any Ancillary Agreement to which the Company or any Stockholder is a party or the taking by the Company of any other action contemplated hereby or thereby or the continuation after the Closing of the business of the Company as conducted prior to the Closing, except where failure to obtain such consent, approval, authorization would not have a Material Adverse Effect.

5.20. Employee Relations.

(a) The Company is not: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement; (ii) a party to, involved in or, to the knowledge of the Stockholders or the Company, threatened by, any material labor dispute or material unfair labor practice charge; or (iii) currently negotiating any collective bargaining agreement, and the Company has not experienced any work stoppage during the last three (3) years.

(b) The Company has been and is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, workers’ compensation, equal employment opportunity, employment discrimination and immigration control, and the Company has not been nor is it engaged in any unfair labor practice.  Except as disclosed on Schedule 5.20 of the Disclosure Schedules and except for any non-compliance or practices arising in the ordinary course which are immaterial, there are no outstanding claims against the Company (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of the Company on account of or for: (i) overtime pay, other than overtime pay for work done in the current payroll period; (ii) wages or salary for a period other than the current payroll period; (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year; (iv) any amount of severance pay or similar benefits; (v) unemployment insurance benefits; (vi) workers’ compensation or disability benefits; (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs; (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections; (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors; or (x) any violation of any regulation relating to minimum wages or maximum hours of work, and neither the Company nor the Stockholders are aware of any such claims which have not been asserted.  No Person (including any governmental body) has asserted or threatened in writing any claims against the Company under or arising out of any regulation relating to discrimination or occupational safety in employment or employment practices.

5.21. Transactions with Related Parties.  Except as described in Schedule 5.21.1 of the Disclosure Schedules, since January 1, 2011, no Stockholder or director, officer or employee of the Company, nor any Person under the control of an Affiliate or associate of any such Person, has or has had:

(a) any contractual or other claims, express or implied, of any kind whatsoever against the Company;

(b) other than a Stockholder’s ownership of shares of Common Stock, any interest in any material property or assets used by the Company;

(c) any direct or indirect ownership or other interest in any competitor of the Company; or

(d) engaged in any other transaction with the Company (other than payment of salaries and commissions to employees in the ordinary course of business and cash dividends and distributions in respect of shares of Common Stock to the Stockholders).

Except as described in Schedule 5.21.2 of the Disclosure Schedules, no Stockholder or Person under the control of any Stockholder or other Affiliate of any Stockholder, has outstanding any loan, guarantee or other obligation of borrowed money made to or from the Company.

5.22. Insurance.  Schedule 5.22.1 of the Disclosure Schedules contains a complete and correct list of all policies and contracts for insurance of which the Company is the owner, insured or beneficiary, or covering its properties or assets and true and correct copies of all such policies and contracts have been made available to Buyer.  All such policies are outstanding and in full force and effect.  There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice with respect to or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy, except as would not have a Material Adverse Effect.  Except as set forth on Schedule 5.22.2 of the Disclosure Schedules: (i) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; (ii) there are no outstanding claims under such policies; (iii) there are no premiums or claims due under such policies which remain unpaid; (iv) in the past three (3) years, no written notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received; and (v) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three (3) years.

5.23. Brokers.  Neither the Stockholders nor the Company has retained any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement.

5.24. Compensation Arrangements; Officers and Directors.  Schedule 5.24.1 of the Disclosure Schedules sets forth: (i) the names, titles, and current annual salary and any bonus, if applicable, of all present directors, officers and salaried employees of the Company, together with a statement of the full amount of all remuneration paid by the Company to each such person and to any director of the Company, during the year ended December 31, 2013 and the eight (8) month period ended August 31, 2014; and (ii) the names and titles of all directors and officers of the Company and of each trustee, fiduciary or plan administrators of each employee benefit plan of the Company.  Except as set forth on Schedule 5.24.2 of the Disclosure Schedules, the Company has no presently effective powers of attorney or any obligations or liabilities, either actual, accrued, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker, indemnitor or otherwise, with respect to any obligation of any person.

5.25. Regulatory Disqualification.  Neither the Company, nor any Stockholder nor any director, officer, employee, agent or Affiliate of the Company: (i) is excluded, suspended, debarred or otherwise ineligible to participate in any federal or state funded health care program; or (ii) has engaged in any conduct which could result in debarment or disqualification by any such federal or state funded health care program.  To the knowledge of the Stockholders or the Company, no exclusion or suspension described in the previous sentence is pending or threatened.

5.26. HIPAA.  Neither the Company nor any Stockholder has entered into any Business Associate Agreements (as such term is defined by the United States Department of Health and Human Services under HIPAA) as required by HIPAA with any of its customers, and neither Company nor an Stockholder receives any “protected health information,” as such term is defined under HIPAA.

5.27. Bank Accounts.  The name of each bank in which the Company has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto are set forth on Schedule 5.27 of the Disclosure Schedules.

5.28. Disclosure.  No representation or warranty by the Stockholders or the Company in this Agreement, and no Ancillary Agreement, exhibit, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact or fails to state a fact necessary to make the statements made therein correct in all material respects and not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Stockholders as follows:

6.1. Organization.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.

6.2. Corporate Power and Authority.  The execution, delivery, and performance by Buyer of this Agreement, and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and each Ancillary Agreement to which Buyer is a party will be, duly and validly executed and delivered by Buyer and constitutes, or will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

6.3. No Conflict.  The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time, or both: (i) violate any provision of law, rule, or regulation to which Buyer is subject; (ii) violate any order, judgment, or decree applicable to Buyer; (iii) violate any provision of the articles of incorporation, bylaws or other corporate governance documents of Buyer; or (iv) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the cancellation, termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease, or other agreement, instrument or commitment to which Buyer is a party or by which it may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of Buyer to perform its obligations hereunder or the consummation of the transactions contemplated hereby.

6.4. Consents.  Other than the Buyer’s board approval, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party or the taking by Buyer of any other action contemplated hereby or thereby.

6.5. Brokers.  Buyer has retained no broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement.

6.6. Purchase for Investment.  Buyer is purchasing the securities being purchased by it pursuant to Section 2.1 hereof for investment and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities laws.  Buyer is financially able to bear the economic risk of its purchase of the Common Stock and its investment in the Company, including the total loss thereof.

6.7. Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

6.8. Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Stockholders and the Company for such purpose.  Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties set forth in Article IV and Article V of this Agreement (including the related portions of the Disclosure Schedules) and materials uploaded to the dataroom; and (b) neither Stockholders nor any other Person has made any representation or warranty as to Stockholders, the Company or this Agreement, except as expressly set forth in Article IV and Article V of this Agreement (including the related portions of the Disclosure Schedules).

6.9. Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Date Cash Purchase Price and the Deferred Payment and to consummate the transactions contemplated by this Agreement.

ARTICLE VII
POST-CLOSING COVENANTS

7.1. Conduct of Business by the Company.  During the period from the date of this Agreement until the Second Deferred Payment Date, except as set forth on Schedule 7.1 of the Disclosure Schedules, as consented to in writing in advance by the Stockholders or as otherwise permitted or required by this Section 7.1, the Buyer shall cause the Company to carry on its business in the ordinary course of business and as currently proposed by the Company to be conducted prior to the Closing (including in respect of research, development, and clinical trial activities and programs) and carry on such business in compliance with all applicable Laws and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees, and consultants, and preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired as of the Second Deferred Payment Date.  For the avoidance of doubt, this Section 7.1 shall not limit the Buyer or any of its Affiliates from engaging in any of the activities set forth below, or entering into any of the agreements set forth below; provided, however, that Buyer shall not sell, transfer or encumber the Common Stock.  In addition to, and without limiting the generality of, the foregoing, during the period from the date of this Agreement until the Second Deferred Payment Date, except as otherwise set forth on Schedule 7.1 of the Disclosure Schedules or as otherwise expressly required by this Agreement, without the consent of the Stockholders, the Company shall not:

(a) (i)  declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) enter into any contract with respect to the voting of its voting securities; or (iv) purchase, redeem or otherwise acquire any of its outstanding equity securities;

(b) issue, deliver, sell or grant any voting securities or pledge or otherwise encumber or subject to any lien any voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such securities, including pursuant to contracts as in effect on the date hereof;

(c) amend its certificate of incorporation or bylaws, except as may be required by Law;

(d) directly or indirectly acquire: (i) by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person; or (ii) any asset or assets that, individually, has a purchase price in excess of $[***] or, in the aggregate, have a purchase price in excess of $[***], except for new capital expenditures, which shall be subject to the limitations of clause (h) below, and except for purchases of components, raw materials or supplies in the ordinary course of business;

(e) (i) sell, lease, license, sell and leaseback or otherwise subject to any lien or otherwise dispose of any of its properties or other assets (whether tangible or intangible) or any interests therein (including securitizations); or (ii) enter into, modify or amend any lease of real property or personal property;

(f) (i) incur any indebtedness, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

(g) make any new capital expenditure or expenditures, other than expenditures that individually are less than or equal to $[***] or, in the aggregate, are less than or equal to $[***];

(h)            except as required by any Law or for those capital expenditures permitted under Section 7.04(h): (i) pay, discharge, settle or satisfy any liabilities or action, other than current liabilities reflected on the balance sheet included in the Recent Financial Statements and current liabilities incurred in the ordinary course of business since the date of the Recent Financial Statements; (ii) cancel any indebtedness; (iii) waive or assign any claims or rights; (iv) waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar contract to which the Company is a party; or (v) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar contract of the Company;

(i) initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product (including products under development) in or outside the United States;

(j) enter into any contract that would constitute a material contract or amend, modify or consent to the termination of any material contract or the Company’s rights thereunder, or waive, release or assign any rights or claims thereunder;

(k) enter into any contract which shall not terminate or be subject to termination for convenience, in each case, without cost, by the Company upon notice of thirty (30) calendar days or less;

(l) enter into, modify, amend or terminate any contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned or not exercised or pursued would reasonably be expected to: (i) adversely affect in any material respect the operations or condition (financial or otherwise) of the Company; (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement; or (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(m) enter into any contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon any of the properties or other assets of the Company under, or require the Company to license or transfer any Company Intellectual Property Rights or other material assets under, or give rise to any increased, additional, accelerated or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such contract;

(n) make any material changes to the Company’s hepatitis B project plan in place as of the Closing;

(o) use or disclose any Confidential Information (as hereinafter defined) except to carry out the business of the Company; or

(p) authorize any of, or commit or agree to take any of the foregoing actions.

7.2. Director and Officer Indemnification and Insurance.

(a)          Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)          The Company shall, and Buyer shall cause the Company to, maintain in effect for a period of [***] after the Closing Date “tail” directors’ and officers’ liability insurance policies with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing directors’ and officers’ liability insurance policies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the date it obtains such tail policies (including in connection with the transactions contemplated by this Agreement).

(c)           The obligations of Buyer and the Company under this Section 7.2 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 7.2 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 7.2 applies shall be third-party beneficiaries of this Section 7.2, each of whom may enforce the provisions of this Section 7.2).

7.3. Drexel/Blumberg Patent License Agreement.  Buyer shall cause the Company to continue to fulfill its obligations under the Patent License Agreement between the Company, Drexel University and the Baruch S. Blumberg Institute, dated October 8, 2013, the Patent License Agreement between the Company, Drexel University and the Baruch S. Blumberg Institute, dated October 18, 2013 and the Patent License Agreement between the Company, Drexel University and the Baruch S. Blumberg Institute, dated September 24, 2014.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1. Confidentiality.

(a) Each Stockholder shall, and shall cause its Affiliates and representatives to, keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding the Company or its business and operations (“Confidential Information”) in its possession or control.  The obligations of the Stockholders under this Section 8.1 shall not apply to Confidential Information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or Governmental Authority; provided, however, that, in any such case, a Stockholder subject to such requirement shall notify Buyer, to the extent legally permitted, as early as reasonably practicable prior to disclosure to allow the Company or Buyer to take appropriate measures to preserve the confidentiality of such Confidential Information.

(b) From and after the Closing, except as permitted by Section 11.9 hereof, each party shall, and shall cause its Affiliates and its representatives to, keep confidential and not disclose to any other Person any of the terms of this Agreement or any Ancillary Agreement, except as required by applicable law or in connection with the enforcement by such party of its rights hereunder or the filing of applicable Tax Returns.

8.2. Further Assurances.  At any time or from time to time after the Closing, Buyer shall, at the request of any Stockholder, execute and deliver any further instruments or documents and take all such further action as such Stockholder may reasonably request in order to evidence the consummation of the transactions contemplated hereby.  At any time or from time to time after the Closing, each Stockholder shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

8.3. Buyer Confidentiality.  Upon the effectiveness of the Closing hereunder, that certain Confidentiality Agreement, dated as of June 9, 2014, by and between Buyer and the Company, shall terminate.  Notwithstanding the foregoing, in the event Buyer does not deliver the full Deferred Payment to the Stockholders by the Second Deferred Payment Date, then the Confidentiality Agreement shall be automatically reinstated without action by the parties and shall be deemed to have covered all disclosures during the period from the Closing to the Second Deferred Payment Date when it is reinstated.

8.4. Assistance with Books and Records.  Immediately upon the Closing, the officers, directors and employees of the Company shall assist Buyer and its personnel, accountants, counsel and other representatives and provide unlimited access to the Company’s properties, books and records and all other existing information concerning the business, properties and personnel of the Company as Buyer may request.

ARTICLE IX
TAX MATTERS

9.1. Tax Returns.

(a) The Stockholders shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Company required for all Pre-Closing Tax Periods (the “Pre-Closing Returns”), including any applications for Tax credits arising from any Pre-Closing Tax Period.  The Pre-Closing Returns shall be prepared, where relevant, in a manner consistent with the Company’s past practices except as otherwise required by applicable law.  The Stockholders shall provide a copy of the Pre-Closing Returns to Buyer for review and comment at least thirty (30) calendar days prior to the application filing deadline for such returns and shall make all changes reasonably requested by Buyer.  The Company shall timely pay or cause to be timely paid and shall be responsible for all Taxes due with respect to the Pre-Closing Returns.

(b) Buyer shall cause all other Tax Returns of the Company to be prepared and filed.  With respect to any such Tax Return for a Straddle Period (the “Straddle Period Returns”), Buyer shall deliver such return (and a calculation of the portion of the Taxes shown on such return that are apportioned, as determined in Section 9.2, to the Interim Period) to the Stockholders for review and comment at least thirty (30) calendar days prior to the applicable filing deadline for such return.  Buyer shall take into account in good faith any reasonable comments made by the Stockholders on such return.

(c)           Notwithstanding the foregoing, in the event Buyer does not deliver the full Deferred Payment to the Stockholders by the Second Deferred Payment Date and the stock reverts back to the Stockholders, then the obligations of the Buyer under this Section 9.1 with respect to the filing of Tax Returns shall be assumed by the Stockholders on behalf of the Company, provided that Buyer agrees to cooperate and assist with any information as set forth in Section 9.4 below.

9.2. Tax Indemnification.  After the Closing Date, the Stockholders shall indemnify and hold harmless the Company and Buyer from and against: (i) any Pre-Closing Taxes, including the Stockholders’ liability for transfer Taxes under Section 9.5; and (ii) any increase in Tax liability resulting from the Company being liable for any Taxes of any Person as transferee or successor, by contract or otherwise for any Pre-Closing Tax Period or Interim Period; provided, however, that in the case of clauses (i) and (ii) above, the Stockholders shall be liable only to the extent that such a Tax exceeds the amount, if any, reserved for such Tax on the face of the Final Closing Statement and taken into account in determining the Final Adjustment Amount.  The Stockholders shall reimburse Buyer for any Taxes of the Company that are the responsibility of the Stockholders pursuant to this Section 9.2 within thirty (30) business days after payment of such Taxes by Buyer or the Company.  For purposes of calculating the liability of the Company for Taxes of any Interim Period, the portion of any Tax for a Straddle Period that is allocable to the Interim Period shall be deemed to equal: (i) in the case of Taxes based upon or related to income, gain or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Company were closed as of the close of such date; provided, however, that depreciation, amortization and cost recovery deductions will be taken into account in accordance with the principles of clause (iii) below; (ii) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (iii) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clauses (i) or (ii) above, the amount of such Taxes for the entire Straddle Period multiplied by a fraction (a) the numerator of which is the number of calendar days in the period ending on the Closing Date and (b) the denominator of which is the number of calendar days in the entire Straddle Period.

9.3. Income Tax Refunds and Tax Credits.  In the event that any income Tax refund or Tax credit is received by the Company in respect of any Pre-Closing Tax Period or Interim Period, the Company shall pay to the Stockholders an amount equal to (i) with respect to a refund, such refund plus any interest earned on such refund less any expenses incurred by the Company (including any income Tax reasonably expected to be imposed on such refund), except to the extent such refund is reflected as an asset on the Recent Balance Sheet or the Final Closing Statement and (ii) with respect to a Tax credit, the Stockholders shall receive the benefit of such Tax credit and may elect (a) to apply such Tax credit against Taxes owed for a Pre-Closing Tax Period or Interim Period, and/or (b) to receive the amount paid by a buyer of such Tax credit less any expenses incurred by the Company in the potential sale of such Tax credit after the Closing.

9.4. Assistance and Records.  The parties shall provide each other with such assistance as each may reasonably request in connection with: (i) the preparation of Tax Returns required to be filed with respect to the Company; (ii) any audit or other examination by any Taxing Authority; (iii) any judicial or administrative proceedings relating to liability for Taxes; or (iv) any claim for refund in respect of such Taxes.  Such assistance shall include making employees available to other parties and their counsel during regular business hours, providing additional information and explanation of any material to be provided, and furnishing to or permitting the copying during regular business hours by any party or its counsel of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with any such return, audit, examination, proceeding or claim.  Buyer will retain and upon the reasonable request of the Stockholders provide any records or information which may be relevant to any such return, audit, examination, proceeding or claim.

9.5. Transfer Taxes.  All sales, use, documentary, transfer or similar Taxes imposed as a result of the transactions contemplated hereby shall be split equally by the Stockholders, on one hand, and Buyer, on the other hand, when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable law, Buyer will, and will cause the Company to, join in the execution of any such Tax Returns and other documentation.

9.6. Survival of Obligations.  The obligations of the parties set forth in this Article IX shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE X
SURVIVAL AND INDEMNIFICATION

10.1. Survival.  The representations and warranties under this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby shall survive until [***] after the Closing Date (the “Survival Period”) and no action or claim for Losses resulting from any misrepresentation or breach of warranty shall be brought or made after the Survival Period, except that such time limitation shall not apply to:

(a) representations and warranties under Section 5.18 hereof (relating to Tax matters), which shall survive until [***] after the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof);

(b) representations and warranties under Section 5.16 hereof (relating to environmental matters) or Section 5.17 hereof (relating to employee benefit matters), which shall survive until the third (3rd) anniversary of the Closing Date;

(c) representations and warranties under Sections 5.1 and 6.1 hereof (relating to organization), Sections 4.1, 5.2, and 6.2 hereof (relating to authority), Sections 4.3 and 5.4 hereof (relating to capitalization and ownership), Section 4.5 (relating to subsidiaries), Sections 5.23 and 6.5 (relating to brokers), all of which shall survive indefinitely;

(d) covenants contained herein, which shall survive indefinitely or for the period explicitly specified herein;

(e) any claims which have been specifically asserted and which are the subject of a written notice from the Stockholders to Buyer or from Buyer to the Stockholders, as may be applicable, prior to the expiration of the applicable Survival Period.

10.2. Several Indemnification.  Each of the Stockholders shall severally and not jointly indemnify and defend Buyer, the Company, and each of their respective directors, officers, affiliates, employees, agents, and representatives, and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from: (i) breaches of representations and warranties (the “Several Representations”) made by such Stockholder in Sections 4.1, 4.2, and 4.3 hereof (relating to authority, no conflict, and title) and covenants (the “Several Covenants, and together with the Several Representations, the “Several Indemnity Items”) made by such Stockholder in Section 8.1 hereof (relating to confidentiality); and (ii) the enforcement by Buyer or the Company of its indemnification rights related to breaches of Several Indemnity Items made by such Stockholder under this Agreement.

10.3. Joint and Several Indemnification.

(a) The Stockholders shall jointly and severally indemnify and defend Buyer, the Company, and each of their respective directors, officers, affiliates, employees, agents, and representatives, and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i) any misrepresentation or breach of, or inaccuracy in, any representation or warranty that is not a Several Representation made by the Stockholders or the Company in this Agreement, any Ancillary Agreement or any schedule or Disclosure Schedule furnished or to be furnished to Buyer in connection with or as contemplated by this Agreement;

(ii) any breach of any covenant that is not a Several Covenant made by the Stockholders in this Agreement, any Ancillary Agreement or any schedule or Disclosure Schedule furnished or to be furnished to Buyer in connection with or as contemplated by this Agreement, whether such covenant requires performance prior to or after the Closing, or any breach of any covenant made by the Company in this Agreement, any Ancillary Agreement or any schedule or Disclosure Schedule furnished or to be furnished to Buyer in connection with or as contemplated by this Agreement, which covenant of the Company required performance prior to or at the Closing;

(iii) any certificate of incorporation, bylaws or other governance document provision, agreements or insurance policy provisions relating to the indemnification of any person who was a Stockholder or director or officer of the Company prior to the Closing (except if such Losses would be covered by the “tail” directors’ and officers’ liability insurance policies to be maintained by the Company pursuant to Section 7.2); and

(iv) the enforcement by Buyer or the Company of its indemnification rights related to breaches of items that are not Several Indemnity Items under this Agreement.

(b) Buyer and the Company shall jointly and severally indemnify the Stockholders and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement, any Ancillary Agreement or any schedule furnished or to be furnished to the Stockholders in connection with or as contemplated by this Agreement;

(ii) any breach of any covenant made by Buyer in this Agreement, any Ancillary Agreement or any schedule furnished or to be furnished to the Stockholders in connection with or as contemplated by this Agreement, whether such covenant requires performance prior to or after the Closing, or any breach of any covenant made by the Company in this Agreement, any Ancillary Agreement or any schedule furnished or to be furnished by the Company in connection with or as contemplated by this Agreement, which covenant of the Company requires performance after the Closing; and

(iii) the enforcement by the Stockholders of their indemnification rights under this Agreement.

(c) Notwithstanding the foregoing, the following limitations shall apply to indemnification:

(i) other than as specified in subparagraph (iii) below, the Stockholders shall not be obligated to provide any such indemnification for Losses pursuant to claims (other than Third Party Claims) under Section 10.3(a)(i) and Buyer and the Company shall not be obligated to provide any such indemnification for Losses pursuant to claims (other than Third Party Claims) under Section 10.3(b)(i), unless the aggregate amount that the Stockholders, Buyer or the Company, as applicable, are entitled to recover in respect of all such claims exceeds $[***] (the “Threshold”), in which case the Indemnitor will be liable for the entire amount of all Losses;

(ii) other than as specified in subparagraphs (iii) below, the maximum aggregate obligation of: (i) the Stockholders hereunder for Losses pursuant to claims under Section 10.3(a)(i); and (ii) Buyer and the Company hereunder for Losses pursuant to claims under Section 10.3(b)(i) shall not exceed $[***] (the “Maximum”); provided, however, that if the Deferred Payment has not been delivered by the Buyer pursuant to Section 2.5, then the Stockholders’ total liability under the foregoing Section shall be limited to $[***]; and

(iii) the Maximum shall not apply to Losses arising in respect of claims for misrepresentations and breach of warranties under Sections 5.1 and 6.1 hereof (relating to organization), Sections 4.1, 5.2, and 6.2 hereof (relating to authority), Sections 4.3 and 5.4 hereof (relating to capitalization and title), Section 5.5 hereof (relating to subsidiaries), Section 5.18 hereof (relating to Taxes) or Sections 5.23 and 6.5 hereof (relating to brokers), or claims under Sections 10.3(a)(ii)-(iv) or 10.3(b)(ii)-(iii) hereof, all of which may be asserted up to $[***]; provided, however, that if the Deferred Payment has not been delivered by the Buyer pursuant to Section 2.5, then the Stockholders’ total liability under the foregoing Sections shall be limited to $[***].

10.4. Claims and Process.

(a) A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.”  A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.”  As soon as is reasonable after an Indemnitee either: (i) receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder (a “Third Party Claim”); or (ii) gains any knowledge that it has sustained any Loss not involving a Third Party Claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article X, notify such Indemnitor in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify the Indemnitor shall not relieve the Indemnitor of its indemnity obligation, except to the extent the Indemnitor is actually prejudiced in its defense of the action by such failure.  Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, action or Loss, to the extent known.  Except as provided in this Section 10.4, the Indemnitor shall have the right, using counsel reasonably acceptable to the Indemnitee, to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided, that the Indemnitor shall have notified the Indemnitee in writing of its intention to so contest within thirty (30) calendar days of the Indemnitee having given notice of the Third Party Claim to the Indemnitor and; provided, further, that (1) the Indemnitor expressly agrees in such notice to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to fully satisfy and discharge the Third Party Claim; (2) the Third Party Claim is not, in the reasonable judgment of the Indemnitee, likely to result in Losses that will exceed the Maximum; (3) if reasonably requested to do so by the Indemnitee, the Indemnitor shall have made reasonably adequate provision to ensure the Indemnitee of the financial ability of the Indemnitor to satisfy the full amount of any adverse monetary judgment that may result from such Third Party Claim; (4) assumption by the Indemnitor of such Third Party Claim could not reasonably be expected to result in a Loss that would be materially detrimental to or would materially injure the Indemnitee’s reputation, future business prospects or position in any other Third Party Claim; and (5) the Indemnitor shall diligently contest the Third Party Claim (the conditions set forth in clauses (1), (2), (3), (4) and (5) being collectively referred to as the “Litigation Conditions”).  The Indemnitee shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnitor; provided, that the Indemnitee shall be entitled to reimbursement therefor (X) if the Indemnitor shall lose its right to contest, defend, litigate, and settle the Third Party Claim or (Y) in the reasonable opinion of counsel to Indemnitee, a conflict or potential conflict exists between Indemnitee and Indemnitor that would make such separate representation advisable.

(b) The Indemnitor, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not enter into any compromise or settlement of, or consent to the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed).  The Indemnitor shall not, without the prior written consent of the Indemnitee enter into any compromise or settlement which: (1) commits the Indemnitee to take, or to forbear to take, any action; (2) does not provide for a complete release by such third party of the Indemnitee; or (3) requires payment by the Indemnitee of any amount.  The Indemnitee shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves injunctive or other non-monetary relief that binds the Indemnitee in any way, and shall have the right to settle any Third Party Claim involving monetary damages with the written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  All expenses (including attorneys’ fees) incurred by the Indemnitor in connection with the foregoing shall be paid by the Indemnitor.  No failure by an Indemnitor to acknowledge in writing its indemnification obligations under this Article IX shall relieve it of such obligations to the extent such obligations exist.

(c) If an Indemnitee is entitled to indemnification against a Third Party Claim, and the Indemnitor fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 10.4, the Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend, and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnitee deems fair and reasonable so long as the settlement agreement (1) does not commit the Indemnitor to take, or to forbear to take, any action, (2) provides for a complete release by such third party of the Indemnitor, and  (3) does not require any non-monetary payment by the Indemnitor; provided, that at least ten (10) calendar days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor.  If, pursuant to this Section 10.4, the Indemnitee so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnitee shall be reimbursed on a monthly basis by the Indemnitor for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating, and settling the Third Party Claim which are incurred from time to time.

(d) Notwithstanding anything herein to the contrary, Buyer shall retain the sole right to conduct and resolve any audit, administrative or judicial proceeding relating to Taxes some or all of which the Stockholders may not be obligated to indemnify Buyer and the Company pursuant to Article IX or Article X.

10.5. Materiality.  For purposes of determining the existence of any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement, and calculating the amount of any Losses incurred in connection with any such misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement, any and all references to material or Material Adverse Effect (or other correlative terms) shall be disregarded.

10.6. Right of Offset.  Without limiting any other remedies available at law or in equity, Buyer and the Company shall have the right to set off against any payments due and owing from Buyer or the Company to the Stockholders to the extent Buyer or the Company has suffered a Loss and made a claim for indemnity against the Stockholders in this Agreement.

10.7. Sole Remedy.  Subject to Section 10.6, the indemnification provided for in this Agreement shall be the sole remedy of the parties hereto and their respective successors or assigns in respect of any claim for monetary damages arising under or out of this Agreement or any Ancillary Agreement; provided, however, that this Section 10.7 shall not apply to Losses resulting from willful or intentional misrepresentations or fraud or for breaches of Section 2.5 or Article VIII.

10.8. No Circular Recovery.  After the Closing, no Stockholder shall make any claim for indemnification against or contribution from Buyer or the Company by reason of the fact that such Stockholder was a controlling person, director, officer, employee, agent or other representative of the Company, or based on a similar theory that would result in circular recovery, in connection with any claim brought pursuant to this Agreement.

10.9. Effect of Investigation.  The right to indemnification under this Article X shall not be affected by the knowledge of any party of any breach of a representation or warranty or covenant by any other party at any time.  Each party shall have the right, irrespective of any knowledge or investigation, to rely fully on the representations and warranties and covenants of the other parties herein and the other Ancillary Agreements.

10.10. Tax Treatment.  Any indemnification payments under this Article X or Article IX shall be treated for Tax purposes as adjustments to the Aggregate Purchase Price to the extent permitted by applicable law.  To the extent any such indemnification payments are not permitted by applicable law to be treated as adjustments to the Aggregate Purchase Price for Tax purposes, the Indemnitor shall indemnify and hold harmless the Indemnitee for any Taxes imposed on any such payments (the “Additional Indemnity”), and for any Taxes imposed on any Additional Indemnity payments.

ARTICLE XI
MISCELLANEOUS

11.1. Interpretive Provisions.

(a) Whenever used in this Agreement: (i) “including” (or any variation thereof) means including without limitation; (ii) reference to “Company” in the representations and warranties contained in this Agreement refers to Enantigen Therapeutics, Inc. and any of its subsidiaries and their respect predecessors; and (iii) any reference to gender includes all genders.

(b) For purposes of this Agreement, the Company shall be deemed to be an Affiliate of the Stockholders prior to the Closing and an Affiliate of Buyer after the Closing.

(c) The parties acknowledge and agree that: (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting; (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

11.2. Entire Agreement.  This Agreement (including the Disclosure Schedules and the certificates and exhibits attached hereto) together with the Ancillary Agreements constitute the sole understanding and agreement of the parties with respect to the subject matter hereof.

11.3. Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by any Stockholder without the prior written consent of Buyer or be assigned by Buyer without the prior written consent of the Stockholder Representative, except that: (i) Buyer may, at its election and provided it remains liable for its obligations hereunder, assign this Agreement to any direct or indirect wholly owned subsidiary of Buyer; (ii) Buyer or the Company or any such assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any lender providing financing to Buyer or the Company in connection with the Closing; (iii) Buyer may, at its election, assign this Agreement in connection with a sale of all or substantially all of the assets of Buyer or the Company (whether by merger, asset sell, equity sale or otherwise), (iv) each Stockholder may assign its rights (but not its obligations) under this Agreement to any Affiliate of such Stockholder, and (v) each Stockholder may assign this Agreement in connection with a sale of all or substantially all of the assets of such Stockholder (whether by merger, asset sell, equity sale or otherwise).

11.4. Headings.  The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

11.5. Modification and Waiver.  No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions.  No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).  No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

11.6. Expenses.  Except as otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated.

11.7. Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by e-mail, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when sent by e-mail with an original copy thereof transmitted to the recipient by one of the other means described herein no later than three (3) business days thereafter, three (3) business days after mailing if mailed, and one (1) business day after deposited with an overnight courier service if delivered by overnight courier), as follows:

if to the Stockholder Representative to:

Pharmabridge, Inc. 3805 Old Easton Road Doylestown, PA 18902 Attn: [***] E-Mail: [***]

with a copy to:

Fox Rothschild LLP Attn: [***] 2700 Kelly Road, Suite 300 Warrington, PA 18976 E-Mail: [***]

if to Buyer or the Company to:

OnCore Biopharma, Inc. 3805 Old Easton Road Doylestown, PA 18902 Attn: Chief Legal Officer E-Mail: [***]

with a copy to:

Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540 Attention: [***] E-Mail: [***]

if to Escrow Agent to:

Fox Rothschild LLP Attn: [***] 2700 Kelly Road, Suite 300 Warrington, PA 18976 E-Mail: [***]

or at such other address for a party as shall be specified by like notice.

11.8. Governing Law; Consent to Jurisdiction.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction.  Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the courts of the State of Delaware located in Wilmington, Delaware or in the courts of the Commonwealth of Pennsylvania located in Bucks County, Pennsylvania, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement.  Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts.  Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 11.7 hereof or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 11.7 hereof, such service being hereby acknowledged by the parties to be effective and binding service in every respect.  Nothing herein shall affect the right to serve process in any other manner permitted by law.

11.9. Public Announcements.  Neither the Stockholders, the Company, nor Buyer shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of Buyer, in the case of the Stockholders, or the Stockholder Representative, in the case of Buyer (in either case, which consent shall not be unreasonably withheld, conditioned or delayed) except as may be required by law.  If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

11.10. No Third Party Beneficiaries.  This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement, except (i) for the provisions set forth in Section 7.2 and (ii) for Fox Rothschild LLP, which shall receive such benefit, claim and right and may rely on the provisions set forth in Section 2.5 hereto.

11.11. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

ONCORE BIOPHARMA, INC.

By:	/s/ Patrick Higgins
Name:	Patrick T. Higgins
Title:	Chief Executive Officer

PHARMABRIDGE, INC., AS A STOCKHOLDER AND AS STOCKHOLDER REPRESENTATIVE

By:	/s/ Xiaodong Xu
Name:	Xiaodong Xu
Title:	President

HEPATITIS B FOUNDATION

By:	/s/ Timothy Block
Name:	Timothy Block
Title:	President

FOX ROTHSCHILD LLP (solely with respect to the performance of its obligations set forth in Section 2.5 hereof)

By:	/s/ Elizabeth D. Sigety
Name:	Elizabeth D. Sigety
Title:	Partner

[Signature Page to Stock Purchase Agreement]

SCHEDULE I

CLOSING DATE AND DEFERRED PAYMENT SCHEDULE AND PAYMENT INSTRUCTIONS

Closing Date Payment:

Pharmabridge - $947,291.16
Hepatitis B Foundation - $943,509.55

Deferred Payment

December 31, 2014:

Pharmabridge - $501,000.00
Hepatitis B Foundation - $499,000.00

March 31, 2015:

Pharmabridge - $1,002,000.00
Hepatitis B Foundation - $998,000.00

Payment Instructions

Pharmabridge:

[***]

Hepatitis B Foundation:

[***]

EXHIBIT 2.1

COMPANY STOCKHOLDER OWNERSHIP PERCENTAGE; COMMON STOCK TO BE SOLD TO BUYER

STOCKHOLDER	COMMON STOCK OWNED	OWNERSHIP PERCENTAGE
Pharmabridge, Inc.	600 shares	50.1%
Hepatitis B Foundation	597 shares	49.9%

EXHIBIT 2.6

EARN-OUT

Development Milestones.  Subject to the terms and conditions set forth in this Agreement, upon the achievement of each of the triggering events listed in the table below (each, a “Development Milestone”), Buyer shall pay to each Stockholder as instructed in the Stockholder Notice (as defined below) for each such payment, for distribution to the Stockholders, a cumulative payment equal to the corresponding development milestone payment below (each, a “Development Milestone Payment”), within fifteen (15) business days of achievement of such Development Milestone:

DEVELOPMENT MILESTONES	DEVELOPMENT MILESTONE PAYMENT
	First Earn-Out Product*	Second Earn-Out Product**
Enrollment of the first patient in a Phase 1b Clinical Trial in HBV infected patients	[***]	[***]
Positive data from the first Phase 1b Clinical Trial in HBV infected patients that enables another clinical study	[***]	[***]
Enrollment of first patient in the first Phase 2 Clinical Trial the design of which, if successful, would enable a Phase 3 Clinical Trial	[***]	[***]
Enrollment of the first patient in the first Phase 3 Clinical Trial	[***]	[***]
Filing and acceptance for filing of the first Regulatory Approval in the United States for an Earn-Out Product	[***]	[***]
Filing and acceptance for filing of the first Regulatory Approval for an Earn-Out Product in either (i) the EMA or (ii) one (1) of the Major EU Countries	[***]	[***]
Filing and acceptance for filing of the first Regulatory Approval for an Earn-Out Product in one (1) Asian country	[***]	[***]
Receipt of the first Regulatory Approval in the United States for an Earn-Out Product	[***]	[***]
Receipt of the first Regulatory Approval for an Earn-Out Product in either (i) the EMA or (ii) one (1) of the Major EU Countries	[***]	[***]
Receipt of the first Regulatory Approval for an Earn-Out Product in one (1) Asian country	[***]	[***]

* First Earn-Out Product means the first Capsid Product or HBsAg Product to be developed.

** Second Earn-Out Product means the second product to be developed that is either a Capsid Product or a HBsAg Product and that contains a different Capsid Compound or HBsAg Compound from the First Earn-Out Product.

Each of the foregoing Development Milestone Payments shall be payable only once regardless of the number of times a given Development Milestone is achieved.  In the event a Development Milestone is “skipped,” but a later Development Milestone is achieved, then the Development Milestone Payment with respect to the “skipped” Development Milestone shall be paid with the next Development Milestone Payment.  In addition, in the event that an Earn-Out Product achieves a given Development Milestone and the development or commercialization of such Earn-Out Product is subsequently discontinued, then the Development Milestones that were paid with respect to such discontinued Earn-Out Product shall not be paid again for any subsequent Earn-Out Product, but any unpaid Development Milestones with respect to a discontinued Earn-Out Product shall be paid with respect to any subsequent Earn-Out Product upon achievement of the triggering events associated with such unpaid Development Milestones.

Sales-Based Milestones.

Subject to the terms and conditions set forth in this Agreement, the first time that cumulative, worldwide Net Sales of the First HBV Product exceeds a threshold set forth in the table below, Buyer shall pay to each Stockholder as instructed in the Stockholder Notice for each such payment, for distribution to the Stockholders, a cumulative milestone payment equal to the corresponding sales-based milestone payment below (each, a “Sales-Based Milestone Payment”), payable as noted below:

SALES-BASED MILESTONE	SALES-BASED MILESTONE PAYMENT	PAYABLE
Cumulative worldwide Net Sales of the First HBV Product equal to or in excess of $100,000,000	[***]	Within fifteen (15) business days of achievement
Cumulative worldwide Net Sales of the First HBV Product equal to or in excess of $250,000,000	[***]	Payable within fifteen (15) business days of achievement, but no sooner than first day of a new fiscal year after payment of the first Sales-Based Milestone Payment
Cumulative worldwide Net Sales of the First HBV Product equal to or in excess of $500,000,000	[***]	Payable within fifteen (15) business days of achievement, but no sooner than first day of a new fiscal year after payment of the second Sales-Based Milestone Payment
Cumulative worldwide Net Sales of the First HBV Product equal to or in excess of $1,000,000,000	[***]	Payable within fifteen (15) business days of achievement, but no sooner than first day of a new fiscal year after payment of the third Sales-Based Milestone Payment

Notwithstanding anything contained in this Agreement to the contrary, each Sales-Based Milestone Payment shall be payable only upon the first achievement of such Sales-Based Milestone, and no amounts shall be due for subsequent or repeated achievements of such Sales-Based Milestone.

Earn-Out Payments.

(a) Earn-Out Rates.  Subject to the terms and conditions set forth in this Agreement, commencing upon the First Commercial Sale by Buyer, any of its Affiliates (including Company) or any licensee or sublicensee, of the First HBV Product and ending when the cumulative worldwide Net Sales of such First HBV Product reach $[***] and the cumulative amount of Earn-Out Payments paid or due to be paid to the Stockholders total $[***], Buyer shall pay to each Stockholder as instructed in the Stockholder Notice for each such payment, for distribution to the Stockholders, an amount on quarterly, worldwide Net Sales of such First HBV Product (an “Earn-Out Payment”) equal to [***]% of Net Sales of such First HBV Product.  For the avoidance of doubt, no further Earn-Out Payments shall be due after the cumulative worldwide Net Sales of the First HBV Product reach $[***].

(b)           Earn-Out Payments.  Buyer shall calculate all Earn-Out Payments payable to the Stockholders for each calendar quarter at the end of such calendar quarter, which amounts shall be converted to and paid in US Dollars.  Buyer shall pay to the Stockholder Representative the Earn-Out Payments due with respect to a given calendar quarter within [***] calendar days after the end of such calendar quarter.

Reports and Notices.

The Buyer shall, within 5 business days of any payment under this Exhibit 2.6 becoming due and owing to the Stockholders on account of the Development Milestones, Sales-Based Milestones and Earn-Out Payments, send a notice to the Stockholder Representative, which shall include a statement setting forth in reasonable detail the calculation of such Earn-Out, including, if applicable, the amount billed or invoiced and Net Sales of the First HBV Product in each country during the applicable calendar quarter (including such amounts expressed in local currency and as converted to US Dollars) and, if applicable, the details of any Development Milestone.  The Stockholder Representative shall thereafter send a notice to the Buyer (the “Stockholder Notice”) setting forth the amounts to be paid to each Stockholder (which amounts may not exceed the total amount owed to the Stockholders and which payments may not be divided into more than two payments without the Buyer’s consent)  along with detailed payment instructions, in the form of Schedule I to this Agreement.

Audit Rights.

The Company shall, and Buyer shall cause the Company to: (i) keep complete and accurate records in reasonable detail to enable the Development Milestone Payments, the Sales-Based Milestone Payments and Earn-Out Payments payable hereunder to be determined; and (ii) provide Stockholders and their accountants and advisors with reasonable access to all of the books and records of the Company necessary to conduct an audit of Net Sales and all of the fees and other payments payable under this Agreement (an “Audit”).  Access will be made available: (a) during normal business hours; and (b) in a manner reasonably designed to facilitate Stockholders’ Audit without unreasonable disruption to the Company’s business.  Each Audit shall begin upon the date specified by the Stockholders in a notice to the Company, and shall be completed as soon as reasonably practicable thereafter.  Such notice shall be given to the Company a minimum of ten (10) business days prior to the commencement of the Audit.  No more than one Audit may be performed in any fiscal year.  The Company shall pay to the Stockholders the amount of any underpayment determined by the Audit, plus accrued interest, within thirty (30) days of the date of the auditor’s determination.  If the Audit determines that the Company has underpaid any payment by [***] or more, then the Company will also promptly pay the costs and expenses of the Stockholders and their accountants in connection with the Audit.

Information Rights.

The Company shall, and Buyer shall cause the Company to, deliver to the Stockholders quarterly reports (no later than 30 days after the end of each quarter) on the status of clinical trials, applications for regulatory approvals, and information relating to the development of Earn-Out Products.  Notwithstanding the foregoing, Buyer may cease providing the foregoing information during the period starting with the date thirty (30) days before the Buyer’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the Securities and Exchange Commission rules applicable to such registration statement and related offering; provided that Buyer’s covenants under this Section shall be reinstated at such time as Buyer is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

Survival.

The terms of this Exhibit 2.6 shall survive the Closing and shall remain in effect without limitation as to time, provided, however, that terms of this Exhibit 2.6 shall terminate immediately if the Common Stock is transferred back to the Stockholders pursuant to the terms of Section 2.5 hereof.

If any of the intellectual property subject to this Exhibit 2.6 is sold or otherwise transferred by Buyer or the Company following the Closing, it shall be sold or transferred subject to, and the buyer or transferee shall assume, the terms of this Exhibit 2.6.